Exhibit 99.01

REPORT OF MANAGEMENT

      Management is responsible for the preparation and integrity of Xcel Energy’s financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management’s estimates and judgment.

      To fulfill its responsibility, management maintains a strong internal control structure, supported by formal policies and procedures that are communicated throughout Xcel Energy. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

      Our independent public accountants have audited the financial statements and have rendered an opinion as to the statements’ fairness of presentation, in all material respects, in conformity with generally accepted accounting principles in the United States. During the audit, they obtained an understanding of Xcel Energy’s internal control structure and performed tests and other procedures to the extent required by generally accepted auditing standards in the United States.

      The board of directors pursues its oversight role with respect to Xcel Energy’s financial statements through the Audit Committee, which is comprised solely of nonmanagement directors. The committee meets periodically with the independent public accountants, internal auditors and management to ensure that all are properly discharging their responsibilities. The committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving the internal control structure. The board of directors, on the recommendation of the Audit Committee, engages the independent public accountants.

      Both the independent public accountants and the internal auditors have unrestricted access to the Audit Committee.

/s/ WAYNE H. BRUNETTI

Wayne H. Brunetti
Chairman, President and Chief Executive Officer

/s/ RICHARD C. KELLY

Richard C. Kelley
Vice President and Chief Financial Officer

Xcel Energy Inc.

Minneapolis, Minn.
Sept. 5, 2002

INDEPENDENT AUDITORS’ REPORT

To Xcel Energy Inc.:

      We have audited the accompanying consolidated balance sheets and statements of capitalization of Xcel Energy Inc. (a Minnesota corporation) and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of NRG Energy, Inc. for the years ended December 31, 2001 and 2000, included in the consolidated financial statements of Xcel Energy Inc., which statements reflect total assets and revenues of 45% and 25% for 2001, respectively, and total assets and revenues of 27% and 23% for 2000, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us (which as to 2001 expresses an unqualified opinion and includes an explanatory paragraph describing matters that raise substantial doubt about NRG Energy, Inc.’s ability to continue as a going concern), and our opinion, insofar as it relates to the amounts included for NRG Energy, Inc. for the periods described above, is based solely on the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xcel Energy Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 14 to the consolidated financial statements, effective January 1, 2001 Xcel Energy Inc. and subsidiaries adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activity, which changed its method of accounting for certain commodity contracts and other derivatives.

      Note 21 to the financial statements discusses management’s plans concerning the credit rating downgrades and liquidity issues at NRG Energy, Inc.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

September 5, 2002

Minneapolis, Minnesota

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

  of NRG Energy, Inc.:

      In our opinion, the consolidated balance sheet and the related consolidated statements of income, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of NRG Energy, Inc. and its subsidiaries (not presented separately herein) at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 25 to the financial statements, the Company is experiencing credit and liquidity constraints that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 25. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 21 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 21, 2002, except as to
Notes 6 (as it relates to West Coast Power), 24 and 25, which are as of September 5, 2002

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year ended Dec. 31

	2001	2000

	(Thousands of Dollars,
	Except per Share Data)
Operating revenues:
Electric utility	$6,394,737	$5,674,485
Gas utility	2,052,651	1,468,880
Electric and gas trading margin	89,249	41,357
Nonregulated and other	3,170,202	2,203,421
Equity earnings from investments in affiliates	216,141	181,891

Total operating revenues	11,922,980	9,570,034
Operating expenses:
Electric fuel and purchased power — utility	3,171,660	2,580,723
Cost of gas sold and transported — utility	1,517,557	948,145
Cost of sales — nonregulated and other	1,653,805	1,006,587
Other operating and maintenance expenses — utility	1,506,039	1,446,122
Other operating and maintenance expenses — nonregulated	795,118	636,255
Depreciation and amortization	947,648	792,395
Taxes (other than income taxes)	316,492	351,412
Special charges (see Note 2)	62,230	241,042

Total operating expenses	9,970,549	8,002,681

Operating income	1,952,431	1,567,353
Interest income and other nonoperating income — net of other expenses	60,094	18,639
Interest charges and financing costs:
Interest charges — net of amounts capitalized	782,386	657,168
Distributions on redeemable preferred securities of subsidiary trusts	38,800	38,800

Total interest charges and financing costs	821,186	695,968

Income from continuing operations before income taxes and minority interest	1,191,339	890,024
Income taxes	336,453	304,764
Minority interest	71,906	40,489

Income from continuing operations	782,980	544,771
Income from discontinued operations, net of tax (see Note 19)	1,699	1,017

Income before extraordinary items	784,679	545,788
Extraordinary items, net of income taxes of $4,807 and ($8,549), respectively (see Note 12)	10,287	(18,960)

Net income	794,966	526,828
Dividend requirements on preferred stock	4,241	4,241

Earnings available for common shareholders	$790,725	$522,587

Weighted average common shares outstanding (in thousands):
Basic	342,952	337,832
Diluted	343,742	338,111
Earnings per share — basic:
Income from continuing operations	$2.28	$1.60
Discontinued operations (see Note 19)	0.00	0.00
Extraordinary items (see Note 12)	0.03	(0.06)

Earnings per share	$2.31	$1.54

Earnings per share — diluted:
Income from continuing operations	$2.27	$1.60
Discontinued operations (see Note 19)	0.00	0.00
Extraordinary items (see Note 12)	0.03	(0.06)

Earnings per share	$2.30	$1.54

See Notes to Consolidated Financial Statements

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended Dec. 31

	2001	2000

	(Thousands of Dollars)
Operating activities:
Net income	$794,966	$526,828
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	945,555	828,780
Nuclear fuel amortization	41,928	44,591
Deferred income taxes	11,190	62,716
Amortization of investment tax credits	(12,867)	(15,295)
Allowance for equity funds used during construction	(6,829)	3,848
Undistributed equity in earnings of unconsolidated affiliates	(124,277)	(87,019)
Special charges — not requiring (using) cash	57,391	96,113
Conservation incentive accrual adjustments	(49,271)	19,248
Unrealized gain on derivative financial instruments	(9,804)	0
Extraordinary items — net of tax (see Note 12)	(10,287)	18,960
Change in accounts receivable	218,353	(443,347)
Change in inventories	(178,530)	21,933
Change in other current assets	340,478	(484,288)
Change in accounts payable	(325,946)	713,069
Change in other current liabilities	85,226	129,557
Change in other assets and liabilities	(193,264)	(27,969)

Net cash provided by operating activities	1,584,012	1,407,725
Investing activities:
Nonregulated capital expenditures and asset acquisitions	(4,259,791)	(2,196,168)
Utility capital/ construction expenditures	(1,105,989)	(984,935)
Allowance for equity funds used during construction	6,829	(3,848)
Investments in external decommissioning fund	(54,996)	(48,967)
Equity investments, loans, deposits and sales of nonregulated projects	154,845	(93,366)
Collection of loans made to nonregulated projects	6,374	17,039
Other investments — net	84,769	(36,749)

Net cash used in investing activities	(5,167,959)	(3,346,994)
Financing activities:
Short-term borrowings — net	708,335	42,386
Proceeds from issuance of long-term debt	3,777,075	3,565,227
Repayment of long-term debt, including reacquisition premiums	(860,623)	(1,667,335)
Proceeds from issuance of common stock	133,091	116,678
Proceeds from NRG stock offering	474,348	453,705
Dividends paid	(518,894)	(494,992)

Net cash provided by financing activities	3,713,332	2,015,669
Effect of exchange rate changes on cash	(4,566)	360

Net increase in cash and cash equivalents	124,819	76,760
Cash and cash equivalents at beginning of year	216,491	139,731

Cash and cash equivalents at end of year	$341,310	$216,491

Supplemental disclosure of cash flow information:
Cash paid for interest (net of amounts capitalized)	$708,560	$610,584
Cash paid for income taxes (net of refunds received)	$327,018	$216,087

See Notes to Consolidated Financial Statements

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Dec. 31

	2001	2000

	(Thousands of Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$341,310	$216,491
Restricted cash	161,842	12,135
Accounts receivable — net of allowance for bad debts: $57,815 and $41,350, respectively	1,174,828	1,289,724
Accrued unbilled revenues	495,994	683,266
Materials and supplies inventories — at average cost	330,363	286,453
Fuel inventory — at average cost	250,043	116,990
Gas inventories — replacement cost in excess of LIFO: $11,331 and $106,790, respectively	126,563	77,390
Recoverable purchased gas and electric energy costs	52,583	283,167
Derivative instruments valuation — at market	59,790	0
Prepayments and other	318,046	162,458

Total current assets	3,311,362	3,128,074

Property, plant and equipment, at cost:
Electric utility plant	16,099,655	15,304,407
Nonregulated property and other	8,388,261	5,348,976
Gas utility plant	2,493,028	2,376,868
Construction work in progress (utility amounts of $669,895 and $622,494, respectively)	3,682,633	915,486

Total property, plant and equipment	30,663,577	23,945,737
Less: accumulated depreciation	(9,594,775)	(8,759,322)
Nuclear fuel — net of accumulated amortization: $1,009,855 and $967,927, respectively	96,315	86,499

Net property, plant and equipment	21,165,117	15,272,914

Other assets:
Investments in unconsolidated affiliates	1,209,017	1,459,410
Notes receivable, including amounts from affiliates of $202,411 and $76,918, respectively	779,186	92,074
Nuclear decommissioning fund and other investments	695,070	732,908
Regulatory assets	502,442	524,261
Derivative instruments valuation — at market	179,683	0
Prepaid pension asset	378,825	225,134
Other	514,360	334,068

Total other assets	4,258,583	3,367,855

Total assets	$28,735,062	$21,768,843

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$682,207	$603,611
Short-term debt	2,224,812	1,475,072
Accounts payable	1,378,211	1,608,989
Taxes accrued	246,152	236,837
Dividends payable	130,845	128,983
Derivative instruments valuation — at market	83,122	0
Other	704,679	618,316

Total current liabilities	5,450,028	4,671,808

Deferred credits and other liabilities:
Deferred income taxes	2,289,550	1,794,193
Deferred investment tax credits	184,148	198,108
Regulatory liabilities	483,942	494,566
Derivative instruments valuation — at market	57,575	0
Benefit obligations and other	703,836	588,288

Total deferred credits and other liabilities	3,719,051	3,075,155

Minority interest in subsidiaries	654,670	277,335
Capitalization (see Statements of Capitalization):
Long-term debt	12,117,516	7,583,441
Mandatorily redeemable preferred securities of subsidiary trusts (see Note 6)	494,000	494,000
Preferred stockholders’ equity	105,320	105,320
Common stockholders’ equity	6,194,477	5,561,784
Commitments and contingencies (see Note 15)

Total liabilities and equity	$28,735,062	$21,768,843

See Notes to Consolidated Financial Statements

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY AND

OTHER COMPREHENSIVE INCOME

					Accumulated
					Other	Total
			Retained	Shares Held	Comprehensive	Stockholders’
	Par Value	Premium	Earnings	by ESOP	Income	Equity

	(Thousands of Dollars)
Balance at Dec. 31, 1999	$838,193	$2,288,254	$2,253,800	$(11,606)	$(78,421)	$5,290,220

Net income			526,828			526,828
Currency translation adjustments					(78,508)	(78,508)

Comprehensive income for 2000						448,320
Dividends declared:
Cumulative preferred stock of Xcel Energy			(4,241)			(4,241)
Common stock			(492,183)			(492,183)
Issuances of common stock — net	13,892	102,785				116,677
Tax benefit from stock options exercised		53				53
Other			16			16
Gain from NRG stock offering		215,933				215,933
Loan to ESOP to purchase shares				(20,000)		(20,000)
Repayment of ESOP loan(a)				6,989		6,989

Balance at Dec. 31, 2000	$852,085	$2,607,025	$2,284,220	$(24,617)	$(156,929)	$5,561,784

Net income			794,966			794,966
Currency translation adjustments					(56,693)	(56,693)
Cumulative effect of accounting change — net unrealized transition loss upon adoption of SFAS No. 133 (see Note 14)					(28,780)	(28,780)
After-tax net unrealized gains related to derivatives accounted for as hedges (see Note 14)					43,574	43,574
After-tax net realized losses on derivative transactions reclassified into earnings (see Note 14)					19,449	19,449
Unrealized loss — marketable securities					(75)	(75)

Comprehensive income for 2001						772,441
Dividends declared:
Cumulative preferred stock of Xcel Energy			(4,241)			(4,241)
Common stock			(516,515)			(516,515)
Issuances of common stock — net	12,418	120,673				133,091
Other			(27)			(27)
Gain from NRG stock offering		241,891				241,891
Repayment of ESOP loan(a)				6,053		6,053

Balance at Dec. 31, 2001	$864,503	$2,969,589	$2,558,403	$(18,564)	$(179,454)	$6,194,477

(a)	Did not affect cash flows

See Notes to Consolidated Financial Statements

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	Dec. 31

	2001		2000

	(Thousands of Dollars)
Long-Term Debt
NSP-Minnesota Debt
First Mortgage Bonds, Series due:
Dec. 1, 2001-2006, 3.65-4.1%	$11,225	(a)	$13,230	(a)
Oct. 1, 2001, 7.875%	0		150,000
March 1, 2003, 5.875%	100,000		100,000
April 1, 2003, 6.375%	80,000		80,000
Dec. 1, 2005, 6.125%	70,000		70,000
March 1, 2011, variable rate, 1.8% at Dec. 31, 2001, and 5.05% at Dec. 31, 2000	13,700	(b)	13,700	(b)
March 1, 2019, variable rate, 2.04% at Dec. 31, 2001, and 4.25% at Dec. 31, 2000	27,900	(b)	27,900	(b)
Sept. 1, 2019, variable rate 1.76% and 2.04 % at Dec. 31, 2001, and 4.36% and 4.61% at Dec. 31, 2000	100,000	(b)	100,000	(b)
July 1, 2025, 7.125%	250,000		250,000
March 1, 2028, 6.5%	150,000		150,000
Guaranty Agreements, Series due: 2001-May 1, 2003, 5.375%-7.4%	29,200	(b)	29,950	(b)
Senior Notes due Aug. 1, 2009, 6.875%	250,000		250,000
City of Becker Revenue Bonds-Series due April 1, 2030, 1.85% at Dec. 31, 2001, and 5.1% at Dec. 31, 2000	69,000	(b)	69,000	(b)
Anoka County Bond-Series due Dec. 1, 2001-2008, 4.15%-5%	16,090	(a)	17,990	(a)
Employee Stock Ownership Plan Bank Loans due 2001-2007, variable rate	18,564		24,617
Other	390		194
Unamortized discount-net	(5,015)		(5,513)

Total	1,181,054		1,341,068
Less redeemable bonds classified as current (see Note 4)	141,600		141,600
Less current maturities	11,134		161,773

Total NSP-Minnesota long-term debt	$1,028,320		$1,037,695

	Dec. 31

	2001		2000

	(Thousands of Dollars)
PSCo Debt
First Mortgage Bonds, Series due:
Jan. 1, 2001, 6%	$0		$102,667
April 15, 2003, 6%	250,000		250,000
March 1, 2004, 8.125%	100,000		100,000
Nov. 1, 2005, 6.375%	134,500		134,500
June 1, 2006, 7.125%	125,000		125,000
April 1, 2008, 5.625%	18,000	(b)	18,000	(b)
June 1, 2012, 5.5%	50,000	(b)	50,000	(b)
April 1, 2014, 5.875%	61,500	(b)	61,500	(b)
Jan. 1, 2019, 5.1%	48,750	(b)	48,750	(b)
March 1, 2022, 8.75%	147,840		147,840
Jan. 1, 2024, 7.25%	110,000		110,000
Unsecured Senior A Notes, due July 15, 2009, 6.875%	200,000		200,000
Secured Medium-Term Notes, due Oct. 22, 2002-March 5, 2007, 6.45%-7.65%	190,000		226,500
Other secured long-term debt, 13.25%	0		29,777
PSCCC Unsecured Medium-Term Notes, variable rate 7.4% at Dec. 31, 2000	0		100,000
Unamortized discount	(5,282)		(5,952)
Capital lease obligations, 11.2% due in installments through May 31, 2025	51,921		54,202

Total	1,482,229		1,752,784
Less current maturities	17,174		142,043

Total PSCo long-term debt	$1,465,055		$1,610,741

SPS Debt
Unsecured Senior A Notes, due March 1, 2009, 6.2%	$100,000		$100,000
Unsecured Senior B Notes, due Nov. 1, 2006, 5.125%	500,000		0
Pollution control obligations, securing pollution control revenue bonds due:
July 1, 2011, 5.2%	44,500		44,500
July 1, 2016, 1.7% at Dec. 31, 2001 and 5.1% at Dec. 31, 2000	25,000		25,000
Sept. 1, 2016, 5.75% series	57,300		57,300
Less funds held by Trustee	0		(168)
Unamortized discount	(1,425)		(126)

Total SPS long-term debt	$725,375		$226,506

NSP-Wisconsin Debt
First Mortgage Bonds Series due:
Oct. 1, 2003, 5.75%	$40,000		$40,000
March 1, 2023, 7.25%	110,000		110,000
Dec. 1, 2026, 7.375%	65,000		65,000
City of La Crosse Resource Recovery Bond — Series due Nov. 1, 2021, 6%	18,600	(a)	18,600	(a)
Fort McCoy System Acquisition — due Oct. 31, 2030, 7%	963		996

	Dec. 31

	2001	2000

	(Thousands of Dollars)
Senior Notes — due Oct. 1, 2008, 7.64%	80,000	80,000
Unamortized discount	(1,475)	(1,562)

Total	313,088	313,034
Less current maturities	34	34

Total NSP-Wisconsin long-term debt	$313,054	$313,000

NRG Debt
Remarketable or Redeemable Securities due March 15, 2005, 7.97%	$232,960	$239,386
NRG Energy, Inc. Senior Notes, Series due Feb. 1, 2006, 7.625%	125,000	125,000
June 15, 2007, 7.5%	250,000	250,000
June 1, 2009, 7.5%	300,000	300,000
Nov. 1, 2013, 8%	240,000	240,000
Sept. 15, 2010, 8.25%	350,000	350,000
July 15, 2006, 6.75%	340,000	0
April 1, 2011, 7.75%	350,000	0
April 1, 2031, 8.625%	500,000	0
May 16, 2006, 6.5%	284,440	0
NRG Finance Co. I LLC, due May 9, 2006, various rates	697,500	0
NRG debt secured solely by project assets:
NRG Northeast Generating Senior Bonds, Series due:
Dec. 15, 2004, 8.065%	180,000	270,000
June 15, 2015, 8.842%	130,000	130,000
Dec. 15, 2024, 9.292%	300,000	300,000
South Central Generating Senior Bonds, Series due:
May 15, 2016, 8.962%	463,500	488,750
Sept. 15, 2024, 9.479%	300,000	300,000
MidAtlantic — various due Oct. 1, 2005, 3.56%	420,892	0
Sterling Luxembourg #3 Loan due June 30, 2019, variable rate 7.86% at Dec. 31, 2001 and 2000	329,842	346,668
Flinders Power Finance Pty due September 2012, various rates 8.56% at Dec. 31, 2001 and 7.58% at Dec. 31, 2000	74,886	83,820
Brazos Valley due June 30, 2008, 3.44%	159,750	0
Camas Power Boiler, due June 30, 2007 and Aug. 1, 2007, 7.65% and 4.65%	20,909	0
Crockett Corp. LLP debt due Dec. 31, 2014, 8.13%	234,497	245,229
Csepel Aramtermelo due Oct. 2, 2017, 3.79% and 4.846%	169,712	0
Hsin Yu Energy Development due November 2006-April 2012, 4% to 6.475%	89,964	0
LSP Batesville due Jan. 15, 2014, 7.164% and July 15, 2025, 8.16%	321,875	0
LSP Kendall Energy due Sept. 1, 2005, 3.154%	499,500	0
McClain due Dec. 31, 2005, 3.43%	159,885	0
NEO due 2005-2008, 9.35%	23,956	27,185
NRG Energy Center, Inc. Senior Secured Notes, Series due June 15, 2013, 7.31%	62,408	65,762

	Dec. 31

	2001	2000

	(Thousands of Dollars)
PERC due 2017-2018, 5.2%	33,220	0
Audrain Capital Lease Obligation due Dec. 31, 2023, 10%	239,930	0
Saale Energie GmbH Schkopau Capital Lease due May 2021, various rates	311,867	0
Various debt due 2001-2007, 0.0%-20.8%	148,121	33,738
Other	0	1,307

Total	8,344,614	3,796,845
Less current maturities	500,155	145,504

Total NRG long-term debt	$7,844,459	$3,651,341

Other Subsidiaries’ Long-Term Debt
First Mortgage Bonds — Cheyenne:
Series due April 1, 2003-Jan. 1, 2024, 7.5%-7.875%	$12,000	$12,000
Industrial Development Revenue Bonds due Sept. 1, 2021-March 1, 2027, variable rate, 1.8% and 4.95% at Dec. 31, 2001 and 2000	17,000	17,000
Viking Gas Transmission Co. Senior Notes — Series due:
Oct. 31, 2008-Sept. 30, 2014, 6.65%-8.04%	45,181	49,941
Various Eloigne Co. Affordable Housing Project Notes due 2002-2027, 0.3%-9.91%	47,856	51,309
Other	34,981	30,414

Total	157,018	160,664
Less current maturities	12,110	12,657

Total other subsidiaries long-term debt	$144,908	$148,007

Xcel Energy Inc. Debt
Unsecured Senior Notes due Dec. 1, 2010, 7%	$600,000	$600,000
Unamortized discount	(3,655)	(3,849)

Total Xcel Energy Inc. debt	$596,345	$596,151

Total long-term debt	$12,117,516	$7,583,441

Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding as their sole asset the junior subordinated deferrable debentures of:
NSP-Minnesota due 2037, 7.875%	$200,000	$200,000
PSCo due 2038, 7.6%	194,000	194,000
SPS due 2036, 7.85%	100,000	100,000

Total mandatorily redeemable preferred securities of subsidiary trusts	$494,000	$494,000

Cumulative Preferred Stock — authorized 7,000,000 shares of $100 par value; outstanding shares: 2001, 1,049,800; 2000, 1,049,800
$3.60 series, 275,000 shares	$27,500	$27,500
$4.08 series, 150,000 shares	15,000	15,000
$4.10 series, 175,000 shares	17,500	17,500
$4.11 series, 200,000 shares	20,000	20,000

	Dec. 31

	2001	2000

	(Thousands of Dollars)
$4.16 series, 99,800 shares	9,980	9,980
$4.56 series, 150,000 shares	15,000	15,000

Total	104,980	104,980
Premium on preferred stock	340	340

Total preferred stockholders’ equity	$105,320	$105,320

Common Stockholders’ Equity
Common stock — authorized 1,000,000,000 shares of $2.50 par value; outstanding shares: 2001, 345,801,028; 2000, 340,834,147	$864,503	$852,085
Premium on common stock	2,969,589	2,607,025
Retained earnings	2,558,403	2,284,220
Leveraged common stock held by ESOP — shares at cost: 2001, 783,162; 2000, 1,041,180	(18,564)	(24,617)
Accumulated other comprehensive income (loss)	(179,454)	(156,929)

Total common stockholders’ equity	$6,194,477	$5,561,784

(a)	Resource recovery financing

(b)	Pollution control financing

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

      Merger and Basis of Presentation — On Aug. 18, 2000, Northern States Power Co. (NSP) and New Century Energies, Inc. (NCE) merged and formed Xcel Energy Inc. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. Cash was paid in lieu of any fractional shares of Xcel Energy common stock. The merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares) and accounted for as a pooling-of-interests. At the time of the merger, Xcel Energy registered as a holding company under the Public Utility Holding Act of 1935 (PUHCA).

      Pursuant to the merger agreement, NCE was merged with and into NSP. NSP, as the surviving legal corporation, changed its name to Xcel Energy. Also, as part of the merger, NSP transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed wholly owned subsidiary of Xcel Energy, which was renamed NSP-Minnesota.

      Consistent with pooling accounting requirements, results and disclosures for all periods prior to the merger have been restated for consistent reporting with post-merger organization and operations. All earnings per share amounts previously reported for NSP and NCE have been restated for presentation on an Xcel Energy share basis.

      Business and System of Accounts — Xcel Energy’s domestic utility subsidiaries are engaged principally in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transportation, distribution and sale of natural gas. Xcel Energy and its subsidiaries are subject to the regulatory provisions of the PUHCA. The utility subsidiaries are subject to regulation by the FERC and state utility commissions. All of the utility companies’ accounting records conform to the FERC uniform system of accounts or to systems required by various state regulatory commissions, which are the same in all material aspects.

      Principles of Consolidation — Xcel Energy directly owns six utility subsidiaries that serve electric and natural gas customers in 12 states. These six utility subsidiaries are Northern States Power Co., a Minnesota corporation (NSP-Minnesota); Northern States Power Co., a Wisconsin corporation (NSP-Wisconsin); Public Service Co. of Colorado, a Colorado corporation (PSCo); Southwestern Public Service Co., a Wyoming corporation (SPS); Black Mountain Gas Co., an Arizona corporation (BMG); and Cheyenne Light, Fuel and Power Co., a Wyoming corporation (Cheyenne). Their service territories include portions of Arizona, Colorado, Kansas, Michigan, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin and Wyoming. Xcel Energy’s regulated businesses also include Viking Gas Transmission Co. (Viking) and WestGas InterState, Inc. (WGI), both interstate natural gas pipeline companies.

      Xcel Energy also owns or has an interest in a number of nonregulated businesses, the largest of which is NRG Energy, Inc., an independent power producer. At Dec. 31, 2001, Xcel Energy indirectly owned approximately 74 percent of NRG. Xcel Energy owned 100 percent of NRG until the second quarter of 2000, when NRG completed its initial public offering, and 82 percent until a secondary offering was completed in March 2001. On June 3, 2002, Xcel Energy acquired the 26 percent of NRG owned by other shareholders.

      In addition to NRG, Xcel Energy’s nonregulated subsidiaries include Utility Engineering (engineering, construction and design), Seren Innovations, Inc. (broadband telecommunications services), e prime inc. (natural gas marketing and trading), Planergy International, Inc. (enterprise energy management solutions), Eloigne Co. (investments in rental housing projects that qualify for low-income housing tax credits) and Xcel Energy International Inc. (an international independent power producer).

      Xcel Energy owns the following additional direct subsidiaries, some of which are intermediate holding companies with additional subsidiaries: Xcel Energy Wholesale Energy Group Inc., Xcel Energy Markets Holdings Inc., Xcel Energy Ventures Inc., Xcel Energy Retail Holdings Inc., Xcel Energy Communications Group Inc., Xcel Energy WYCO Inc. and Xcel Energy O & M Services Inc. Xcel Energy and its subsidiaries collectively are referred to as Xcel Energy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Xcel Energy uses the equity method of accounting for its investments in partnerships, joint ventures and certain projects. Under this method, we record our proportionate share of pre-tax income as equity earnings from investments in affiliates. We record our portion of earnings from international investments after subtracting foreign income taxes, if applicable. In the consolidation process, we eliminate all significant intercompany transactions and balances.

      Revenue Recognition — Xcel Energy records utility revenues based on a calendar month, but reads meters and bills customers according to a cycle that doesn’t necessarily correspond with the calendar month’s end. To compensate, we record unbilled revenues for an estimate of the energy usage from the monthly meter-reading dates to the month’s end.

      Xcel Energy’s utility subsidiaries have various rate adjustment mechanisms in place that currently provide for the recovery of certain purchased natural gas and electric energy costs. These cost adjustment tariffs may increase or decrease the level of costs recovered through base rates and are revised periodically, as prescribed by the appropriate regulatory agencies, for any difference between the total amount collected under the clauses and the recoverable costs incurred.

      PSCo’s electric rates in Colorado are adjusted under the incentive cost adjustment (ICA) mechanism, which takes into account changes in energy costs and certain trading revenues and expenses that are shared with the customer. SPS’ rates in Texas have fixed fuel factor and periodic fuel filing, reconciling and reporting requirements, which provide cost recovery. In New Mexico, SPS has recently reinstituted a monthly fuel and purchased power cost recovery factor. NSP-Wisconsin’s rates include a cost-of-energy adjustment clause for purchased natural gas, but not for purchased electricity or electric fuel. In Wisconsin, we can request recovery of those electric costs prospectively through the rate review process, which normally occurs every two years, and an interim fuel-cost hearing process.

      In Colorado, PSCo operates under an electric Performance-Based Regulatory Plan, which results in an annual earnings test. NSP-Minnesota and PSCo’s rates include monthly adjustments for the recovery of conservation and energy management program costs, which are reviewed annually.

      Trading Operations — Xcel Energy’s trading operations are conducted mainly by PSCo (electric) and e prime (gas). The results of the electric trading activity are initially recorded at PSCo. Pursuant to a Joint Operating Agreement, approved by the FERC as a part of the merger, the activity is then apportioned to the other operating utilities of Xcel Energy. Trading margins do not include the revenue and production costs associated with energy produced from generation assets or results from NRG. PSCo’s trading results include the impacts of the ICA rate-sharing mechanism. For more information, see Notes 13 and 14 to the Financial Statements.

      In June 2002 the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued a consensus decision for EITF Issue No. 02-3 “Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities’.” EITF No. 02-3 requires that all gains and losses related to energy trading activities within the scope of EITF No. 98-10 (whether or not settled physically) be shown net in the statement of income. Although the decision requires reclassification of comparable prior periods reported and is applicable for financial statement periods ending after July 15, 2002, the accompanying financial statements reflect early adoption and accordingly, the applicable 2001 and 2000 trading activities are reported herein on a net basis. Such energy trading activities previously reported as a component of Electric and Gas Trading Costs which have been reclassified to offset Electric and Gas Trading Revenues to present Electric and Gas Trading Margin on a net basis in accordance with EITF No. 02-3 were $3.1 billion and $2.0 billion for 2001 and 2000, respectively. This reclassification had no impact on trading margins and reported net income.

      Property, Plant, Equipment and Depreciation — Property, plant and equipment is stated at original cost. The cost of plant includes direct labor and materials, contracted work, overhead costs and applicable interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense. The cost of plant retired, plus net removal cost, is charged to accumulated depreciation and amortization. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Maintenance and replacement of items determined to be less than units of property are charged to operating expenses.

      Xcel Energy determines the depreciation of its plant by using the straight-line method, which spreads the original cost equally over the plant’s useful life. Depreciation expense, expressed as a percentage of average depreciable property, was approximately 3.1 percent for the year ended Dec. 31, 2001, and 3.3 percent for the year ended Dec. 31, 2000.

      Property, plant and equipment includes approximately $18 million and $25 million, respectively, for costs associated with the engineering design of the future Pawnee 2 generating station and certain water rights obtained for another future generating station in Colorado. PSCo is earning a return on these investments based on its weighted average cost of debt in accordance with a Colorado Public Utilities Commission (CPUC) rate order.

      Allowance for Funds Used During Construction (AFDC) and Capitalized Interest — AFDC, a noncash item, represents the cost of capital used to finance utility construction activity. AFDC is computed by applying a composite pretax rate to qualified construction work in progress. The amount of AFDC capitalized as a utility construction cost is credited to other nonoperating income (for equity capital) and interest charges (for debt capital). AFDC amounts capitalized are included in Xcel Energy’s rate base for establishing utility service rates. In addition to construction-related amounts, AFDC also is recorded to reflect returns on capital used to finance conservation programs in Minnesota. Interest capitalized for all Xcel Energy entities (as AFDC for utility companies) was approximately $56 million in 2001 and $23 million in 2000.

      Decommissioning — Xcel Energy accounts for the future cost of decommissioning — or permanently retiring — its nuclear generating plants through annual depreciation accruals using an annuity approach designed to provide for full rate recovery of the future decommissioning costs. Our decommissioning calculation covers all expenses, including decontamination and removal of radioactive material, and extends over the estimated lives of the plants. The calculation assumes that NSP-Minnesota and NSP-Wisconsin will recover those costs through rates. For more information on nuclear decommissioning, see Note 16 to the Financial Statements.

      Nuclear Fuel Expense — Nuclear fuel expense, which is recorded as our nuclear generating plants use fuel, includes the cost of fuel used in the current period, as well as future disposal costs of spent nuclear fuel. In addition, nuclear fuel expense includes fees assessed by the U.S. Department of Energy (DOE) for NSP-Minnesota’s portion of the cost of decommissioning the DOE’s fuel enrichment facility.

      Environmental Costs — We record environmental costs when it is probable Xcel Energy is liable for the costs and we can reasonably estimate the liability. We may defer costs as a regulatory asset based on our expectation that we will recover these costs from customers in future rates. Otherwise, we expense the costs. If an environmental expense is related to facilities we currently use, such as pollution-control equipment, we capitalize and depreciate the costs over the life of the plant, assuming the costs are recoverable in future rates or future cash flow.

      We record estimated remediation costs, excluding inflationary increases and possible reductions for insurance coverage and rate recovery. The estimates are based on our experience, our assessment of the current situation and the technology currently available for use in the remediation. We regularly adjust the recorded costs as we revise estimates and as remediation proceeds. If we are one of several designated responsible parties, we estimate and record only our share of the cost. We treat any future costs of restoring sites where operation may extend indefinitely as a capitalized cost of plant retirement. The depreciation expense levels we can recover in rates include a provision for these estimated removal costs.

      Income Taxes — Xcel Energy and its domestic subsidiaries, except NRG, file consolidated federal and combined and separate state income tax returns. Due to NRG’s 2001 public equity offering, NRG and its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiaries will file a federal income tax return separate from Xcel Energy for the period March 13, 2001 through Dec. 31, 2001. Income taxes for consolidated or combined subsidiaries are allocated to the subsidiaries based on separate company computations of taxable income or loss. In accordance with the PUHCA requirements, the holding company also allocates its own net income tax benefits to its direct subsidiaries based on the positive taxable income of each company in the consolidated federal or combined state returns. Xcel Energy defers income taxes for all temporary differences between pretax financial and taxable income, and between the book and tax basis of assets and liabilities. We use the tax rates that are scheduled to be in effect when the temporary differences are expected to turn around or reverse.

      Due to the effects of past regulatory practices, when deferred taxes were not required to be recorded, we account for the reversal of some temporary differences as current income tax expense. We defer investment tax credits and spread their benefits over the estimated lives of the related property. Utility rate regulation also has created certain regulatory assets and liabilities related to income taxes, which we summarize in Note 17 to the Financial Statements. We discuss our income tax policy for international operations in Note 8 to the Financial Statements.

      Foreign Currency Translation — Xcel Energy’s foreign operations generally use the local currency as their functional currency in translating international operating results and balances to U.S. currency. Foreign currency denominated assets and liabilities are translated at the exchange rates in effect at the end of a reporting period. Income, expense and cash flows are translated at weighted-average exchange rates for the period. We accumulate the resulting currency translation adjustments and report them as a component of Other Comprehensive Income in common stockholders’ equity. When we convert cash distributions made in one currency to another currency, we include those gains and losses in the results of operations as a component of Other Nonoperating Income.

      Derivative Financial Instruments — Xcel Energy and its subsidiaries utilize a variety of derivatives to manage commodity, foreign exchange and interest rate risk, including interest rate swaps and locks, foreign currency hedges and energy contracts. The energy contracts are both financial- and commodity-based in the energy trading and energy nontrading operations. These contracts consist mainly of commodity futures and options, index or fixed price swaps and basis swaps.

      On Jan. 1, 2001, Xcel Energy adopted Statement of Financial Accounting Standard (SFAS) No. 133 — “Accounting for Derivative Instruments and Hedging Activity,” as amended by SFAS No. 137 and SFAS No. 138 (collectively referred to as SFAS No. 133). For more information on the impact of SFAS No. 133, see Note 14 to the Financial Statements.

      For further discussion of Xcel Energy’s risk management and derivative activities, see Note 13 and Note 14 to the Financial Statements.

      Use of Estimates — In recording transactions and balances resulting from business operations, Xcel Energy uses estimates based on the best information available. We use estimates for such items as plant depreciable lives, tax provisions, uncollectible amounts, environmental costs, unbilled revenues and actuarially determined benefit costs. We revise the recorded estimates when we get better information or when we can determine actual amounts. Those revisions can affect operating results. Each year we also review the depreciable lives of certain plant assets and revise them if appropriate.

      Cash Items — Xcel Energy considers investments in certain debt instruments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. Those debt instruments are primarily commercial paper and money market funds.

      Restricted cash consists primarily of cash collateral for letters of credit issued in relation to project development activities and funds held in trust accounts to satisfy the requirements of certain debt agreements. Restricted cash is classified as a current asset as all restricted cash is designated for interest and principal payments due within one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Inventory — All inventory is recorded at average cost, with the exception of natural gas in underground storage at PSCo, which is recorded using last-in-first-out pricing.

      Regulatory Accounting — Our regulated utility subsidiaries account for certain income and expense items using SFAS No. 71 — “Accounting for the Effects of Certain Types of Regulation.” Under SFAS No. 71:

•	we defer certain costs, which would otherwise be charged to expense, as regulatory assets based on our expected ability to recover them in future rates; and

•	we defer certain credits, which would otherwise be reflected as income, as regulatory liabilities based on our expectation they will be returned to customers in future rates.

      We base our estimates of recovering deferred costs and returning deferred credits on specific ratemaking decisions or precedent for each item. We amortize regulatory assets and liabilities consistent with the period of expected regulatory treatment.

      Stock-Based Employee Compensation — We have several stock-based compensation plans. We account for those plans using the intrinsic value method. We do not record compensation expense for stock options because there is no difference between the market price and the purchase price at grant date. We do, however, record compensation expense for restricted stock awarded to certain employees, which is held until the restriction lapses or the stock is forfeited. For more information, see Note 9 to the Financial Statements.

      Development Costs — As we develop projects, we expense the development costs incurred (for professional services, permits, etc.) until a sales agreement or letter of intent is signed and the project has received board approval. We capitalize additional costs incurred at that point. When a project begins to operate, we amortize the capitalized costs over either the life of the project’s related assets or the revenue contract period, whichever is less. If a project is terminated without becoming operational, we expense the capitalized costs in the period of the termination.

      Intangible Assets and Deferred Financing Costs — Goodwill results when Xcel Energy purchases an entity at a price higher than the underlying fair value of the net assets. At Dec. 31, 2001, Xcel Energy had unamortized intangible assets of $166 million, including $69 million of goodwill, mainly at its nonregulated subsidiaries. The majority of these intangible assets is associated with energy contracts and will be amortized over the contract terms. Effective Jan. 1, 2002, Xcel Energy implemented SFAS No. 142. These amounts and all intangible assets and goodwill acquired in the future will be accounted for under the new accounting standard. The new accounting can be expected to initially increase earnings due to the elimination of amortization expense, but periodically causes reductions in earnings when impairment write-downs of goodwill and/or intangible assets are required.

      Other assets also included deferred financing costs, net of amortization, of approximately $154 million at Dec. 31, 2001. We are amortizing these financing costs over the remaining maturity periods of the related debt.

      Impairment of Long Lived Assets — Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

      Reclassifications — We reclassified certain items in the 2000 income statement and balance sheet to conform to the 2001 presentation. These reclassifications had no effect on net income or earnings per share. Reported amounts for periods prior to the merger have been restated to reflect the merger as if it had occurred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of Jan. 1, 2000. The reclassifications were primarily to conform the presentation of all consolidated Xcel Energy subsidiaries to a standard corporate presentation.

New Accounting Pronouncements

      SFAS No. 145 — In April 2002, the FASB issued SFAS No. 145 — “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which supercedes previous guidance for the reporting of gains and losses from extinguishment of debt and accounting for leases, among other things. Adoption of SFAS No. 145 may affect the recognition of impacts from NRG’s financial improvement plan, if existing debt agreements are ultimately renegotiated. Other impacts of SFAS 145 are not expected to be material to Xcel Energy.

      SFAS No. 146 — In July 2002, the FASB issued SFAS No. 146 — “Accounting for Exit or Disposal Activities,” addressing recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS 146 may have an impact on the timing of recognition of costs related to the implementation of the NRG financial improvement and restructuring plan, however such impact is not expected to be material.

2.     Special Charges

      2001 — Restaffing — During the fourth quarter of 2001, Xcel Energy expensed pretax special charges of $39 million, or 7 cents per share, for expected staff consolidation costs. The charges related to severance costs for utility operations resulting from the restaffing plans of several operating and corporate support areas of Xcel Energy relate primarily to nonbargaining positions. We accrued costs for 500 staff terminations, which occurred mainly in the first quarter of 2002, across all regions of Xcel Energy’s service territory, but primarily in Minneapolis and Denver. As of June 30, 2002, all of these terminations had occurred.

      2001 — Postemployment Benefits — PSCo adopted accrual accounting for postemployment benefits under SFAS No. 112 — “Employers Accounting for Postemployment Benefits” in 1994. The costs of these benefits had been recorded on a pay-as-you-go basis and, accordingly, PSCo recorded a regulatory asset in anticipation of obtaining future rate recovery of these transition costs. PSCo recovered its FERC jurisdictional portion of these costs. PSCo requested approval to recover its Colorado retail natural gas jurisdictional portion in a 1996 retail rate case and its retail electric jurisdictional portion in the electric earnings test filing for 1997.

      In the 1996 rate case, the CPUC allowed recovery of postemployment benefit costs on an accrual basis, but denied PSCo’s request to amortize the transition costs regulatory asset. PSCo appealed this decision to the Denver District Court. In 1998, the CPUC deferred the final determination of the regulatory treatment of the electric jurisdictional costs pending the outcome of PSCo’s appeal on the natural gas rate case. On Dec. 16, 1999, the Denver District Court affirmed the decision by the CPUC.

      On July 2, 2001, the Colorado Supreme Court affirmed the District Court decision. Accordingly, PSCo has written off $23 million pretax, representing 4 cents per share, of regulatory assets related to deferred postemployment benefit costs as of June 30, 2001, since all means of regulatory recovery have been denied.

      2000 — Merger Costs — Upon consummation of the merger in 2000, Xcel Energy expensed pretax special charges totaling $241 million. These special charges reduced Xcel Energy’s 2000 earnings by 52 cents per share. Of these pretax special charges, $201 million, or 43 cents per share, was recorded during the third quarter of 2000, and $40 million, or 9 cents per share, was recorded during the fourth quarter of 2000.

      The pretax charges included $199 million, or 44 cents per share, associated with the costs of merging regulated operations. Of these pretax charges, $52 million related to one-time transaction-related costs incurred in connection with the merger of NSP and NCE and $147 million pertained to incremental costs of transition and integration activities associated with merging NSP and NCE to begin operations as Xcel Energy. The pretax charges also included $42 million, or 8 cents per share, of asset impairments and other costs resulting from the post-merger strategic alignment of Xcel Energy’s nonregulated businesses. An

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allocation of the regulated portion of merger costs was made to utility operating companies using a basis consistent with prior regulatory filings, in proportion to expected merger savings by company and consistent with service company cost allocation methodologies utilized under the PUHCA requirements.

      The transition costs include approximately $77 million for severance and related expenses associated with staff reductions of 721 employees, all of whom were released through June 30, 2002. The staff reductions were nonbargaining positions mainly in corporate and operations support areas. Other transition and integration costs include amounts incurred for facility consolidation, systems integration, regulatory transition, merger communications and operations integration assistance.

      Accrued Special Charges — The following table summarizes activity related to accrued special charges in 2001 and 2000.

		Payments
		Through	Dec. 31,			Dec. 31,
	Expensed	Dec. 31,	2000	Expensed	Payments	2001
	2000	2000	Liability*	2001	2001	Liability*

	(Millions of dollars)
Employee severance and related costs	$77	$(29)	$48	$39	$(50)	$37
Regulatory transition costs	12	(7)	5	0	(5)	0
Other transition and integration costs	58	(56)	2	0	(2)	0

Total accrued special charges	$147	$(92)	$55	$39	$(57)	$37

*	Reported on the balance sheet in other current liabilities.

3.	Short-Term Borrowings

      Notes Payable and Commercial Paper — Information regarding notes payable and commercial paper for the years ended Dec. 31, 2001 and 2000 is:

	2001	2000

	(Millions of
	dollars, except
	interest rates)
Notes payable to banks	$835	$20
Commercial paper	1,390	1,455

Total short-term debt	$2,225	$1,475

Weighted average interest rate at year end	3.41%	6.48%

      At June 30, 2002, Xcel Energy and its subsidiaries had approximately $2.5 billion of short-term debt outstanding at a weighted average interest rate of approximately 3.32 percent.

      Bank Lines of Credit — At Dec. 31, 2001, we and our subsidiaries had approximately $6.9 billion and DEM 203.6 million in credit facilities with several banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period Beginning	Term	Credit Line

Xcel Energy	November 2001	364 days	$400 million
Xcel Energy	November 2000	5 years	$400 million
NSP-Minnesota	August 2001	364 days	$300 million
PSCo	June 2001	364 days	$600 million
SPS	February 2001	364 days	$300 million
NRG total			$4.8 billion and
DEM 203.6 million
Other subsidiaries	Various	Various	$118 million

      The lines of credit for companies other than NRG provide short-term financing in the form of bank loans and letters of credit, but their primary purpose is support for commercial paper borrowings. At Dec. 31, 2001, there were no loans outstanding under these lines of credit. The borrowing rate under these lines of credit is based on the 90-day London Interbank Offered Rate (LIBOR), a euro dollar rate margin, and the amount of money borrowed. The rate that would have applied at Dec. 31, 2001, if we had loans outstanding, would have been between 2.18 percent and 2.505 percent.

      At Dec. 31, 2001, NRG had three credit facilities for short-term financing:

•	a $500-million recourse revolving credit facility under a commitment fee arrangement that matures in March 2002. This facility provided short-term financing in the form of bank loans. At Dec. 31, 2001, NRG had $170 million outstanding under this facility. In March 2002, the revolving credit facility will terminate. During the period ended Dec. 31, 2001, the facility bore interest at a floating rate based on LIBOR and prime rates throughout the period and had a weighted average interest rate of 5.89 percent,

•	a $40-million revolving credit facility that matures in March 2002. This is a facility of NRG’s South Central project and is nonrecourse to NRG. At Dec. 31, 2001, NRG South Central had $40 million outstanding under this facility at 4.46 percent and

•	a $600-million unsecured term loan facility, which terminates on June 21, 2002. At Dec. 31, 2001, the aggregate amount outstanding under this facility was $600 million at a weighted average interest rate of 3.94 percent.

      NRG’s other credit facilities are used for long-term financing. See discussion in Note 4 to the Financial Statements.

4.	Long-Term Debt

      Except for SPS and other minor exclusions, all property of our utility subsidiaries is subject to the liens of their first mortgage indentures, which are contracts between the companies and their bondholders. In addition, certain SPS payments under its pollution-control obligations are pledged to secure obligations of the Red River Authority of Texas.

      There are annual sinking-fund requirements in our utility subsidiaries’ first mortgage indentures, in the amounts necessary to redeem 1 to 6.7 percent of the highest principal amount of each series of first mortgage bonds at any time outstanding, excluding series issued for pollution control and resource recovery financings and certain other series totaling $1.7 billion. NSP-Minnesota, NSP-Wisconsin, PSCo and Cheyenne expect to satisfy substantially all of their sinking fund obligations in accordance with the terms of their respective indentures through the application of property additions. SPS has no significant sinking fund requirements.

      NSP-Minnesota’s 2011 series bonds are redeemable upon seven-days notice at the option of the bondholder. NSP-Minnesota also is potentially liable for repayment of the 2019 series when the bonds are tendered, which occurs each time the variable interest rates change. Because of the terms that allow the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holders to redeem these bonds on short notice, we include them in the current portion of long-term debt reported under current liabilities on the balance sheets.

      NRG has several credit facilities used for long-term financing:

	Available line		Recourse		Outstanding	Rate at
Facility	of credit		to NRG	End date	Dec. 31, 2001	Dec. 31, 2001

	(Currency in Thousands)
Revolving lines of credit:
NRG Finance Co. I LLC		$2,000,000	Yes	May 2009	$697,500	4.83%
Term loan facilities:
MidAtlantic		$580,000	No	November 2005	$420,892	3.56%
LSP Kendall Energy		$554,200	No	September 2005	$499,500	3.15%
Csepel		$78,500 and	No	October 2017	$169,712	3.79-4.85%
	D	EM 203,600
Brazos Valley		$180,000	No	June 2008	$159,750	3.44%
McClain		$296,000	No	December 2005	$159,885	3.43%

      The NRG Finance Co. I LLC facility is used to finance the acquisition, development and construction of power generating plants located in the United States and to finance the acquisition of turbines for such facilities. The facility is non-recourse to NRG other than its obligation to contribute equity at certain times in respect of projects and turbines financed under the facility.

      On March 13, 2001, NRG completed the sale of 11.5 million “equity units” for an initial price of $25 per unit. Each equity unit initially consists of a $25 NRG senior debenture (6.5 percent notes due May 16, 2006) and an obligation to acquire shares of NRG common stock no later than May 18, 2004 at a price ranging from $27.00 to $32.94 per share.

      The $240 million NRG senior notes due Nov. 1, 2013 are Remarketable or Redeemable Securities (ROARS). At certain dates the notes must either be tendered to and purchased by Credit Suisse Financial Products or redeemed by NRG at prices discussed in the indenture. The notes are unsecured debt that rank senior to all of NRG’s existing and future subordinated indebtedness.

      NRG’s $250 million issue of 8.7 percent ROARS due March 15, 2005 may be remarketed by Bank of America, N.A. at a fixed rate of interest through the maturity date or at a floating rate of interest for up to one year and then at a fixed rate of interest through 2020.

      Maturities and sinking fund requirements of long-term debt are:

2002	$682 million
2003	$719 million
2004	$335 million
2005	$1,140 million
2006	$1,832 million

      On Aug. 5, 2002, Xcel Energy signed agreements with its lenders to eliminate certain cross-default provisions in its bank credit agreements that were tied to the performance by NRG of its credit agreements. Xcel Energy’s bank agreements consist of a 364-day credit facility in the amount of $400 million expiring in November 2002 and a five-year credit facility in the amount of $400 million expiring in November 2005. The agreements remove key provisions in Xcel Energy’s credit facilities that would have constrained Xcel Energy’s ability to access capital due to difficulties faced by its NRG subsidiary in complying with the terms of its own credit facilities. NRG’s debt was downgraded recently to below investment grade by two major rating agencies. Absent waivers or modifications, NRG’s inability to meet the cash collateral demands following the downgrade would result in defaults under various agreements and credit facilities at the NRG level, which, in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

turn, could have resulted in a cross-default under Xcel Energy’s $800 million bank facilities. The agreements reached with Xcel Energy’s lenders remove this linkage between NRG’s agreements and credit facilities. In particular, cross-default provisions of Xcel Energy’s credit facilities were amended such that default by NRG in respect of its indebtedness will not constitute an event of default under Xcel Energy’s credit agreements. As part of its agreements with its lenders, Xcel Energy has agreed that its board of directors will review its dividend policy. While the board could decide to alter the dividend, currently the board has made no decision.

      NSP-MN Debt Issuance — In July 2002, NSP-MN issued $185 million of 8 percent Public Income Notes due in 2042. The proceeds were used to repay short-term indebtedness incurred for general working capital purposes and to meet long-term debt maturity requirements.

      On Aug. 15, 2002 NSP-Minnesota signed agreements for an amended and restated credit facility that will replace its $300-million, 364-day fully drawn credit facility scheduled to expire Aug. 15, 2002. This credit line is structured as a senior revolving facility and is secured by a new series on bonds issued under its First Mortgage Trust Indenture. The new bonds are secured with all other bonds outstanding under the Trust Agreement.

      On Aug. 27, 2002, NSP-Minnesota issued $127.9 million in secured bonds maturing in 2019 and $69 million in secured bonds maturing in 2030 bearing interest at 8 percent. Proceeds were used to redeem a comparable series of callable bonds.

      On Aug. 29, 2002, NSP-Minnesota issued $450 million in first mortgage bonds maturing in 2012 bearing interest at 8 percent. Proceeds were used to repay short-term debt and for general corporate purposes, including working capital and capital expenditures.

5.     Preferred Stock

      At Dec. 31, 2001, we had six series of preferred stock outstanding, which were callable at our option at prices ranging from $102 to $103.75 per share plus accrued dividends.

      The holders of our $3.60 series preferred stock are entitled to three votes for each share held. The holders of our other preferred stocks are entitled to one vote per share. While dividends payable on the preferred stock of any series outstanding is in arrears in an amount equal to four quarterly dividends, the holders of preferred stocks, voting as a class, are entitled to elect the smallest number of directors necessary to constitute a majority of the board of directors and the holders of common stock, voting as a class, are entitled to elect the remaining directors.

      The charters of some of our subsidiaries also authorize the issuance of preferred shares; however, at this time there are no such shares outstanding. This chart shows data for first- and second-tier subsidiaries:

	Preferred Shares		Preferred Shares
	Authorized	Par Value	Outstanding

Cheyenne Light, Fuel & Power Co.	1,000,000	$100.00	None
Southwestern Public Service Co.	10,000,000	$1.00	None
Public Service Co. of Colorado	10,000,000	$0.01	None
NRG Energy, Inc.	200,000,000	$0.01	None
PS Colorado Credit Corp.	25,000,000	$1.00	None

6.	Mandatorily Redeemable Preferred Securities of Subsidiary Trusts

      In 1996, SPS Capital I, a wholly owned, special-purpose subsidiary trust of SPS, issued $100 million of 7.85 percent trust preferred securities that mature in 2036. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments on debentures issued by SPS and held by the subsidiary trust, which are eliminated in consolidation. The securities are redeemable at the option of SPS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after October 2001, at 100 percent of the principal amount plus accrued interest. Distributions and redemption payments are guaranteed by SPS.

      In 1997, NSP Financing I, a wholly owned, special-purpose subsidiary trust of NSP-Minnesota, issued $200 million of 7.875 percent trust preferred securities that mature in 2037. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments on debentures issued by NSP-Minnesota and held by the subsidiary trust, which are eliminated in consolidation. The preferred securities are redeemable at NSP Financing I’s option at $25 per share beginning in 2002. Distributions and redemption payments are guaranteed by NSP-Minnesota.

      In 1998, PSCo Capital Trust I, a wholly owned, special-purpose subsidiary trust of PSCo, issued $194 million of 7.60 percent trust preferred securities that mature in 2038. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments on debentures issued by PSCo and held by the subsidiary trust, which are eliminated in consolidation. The securities are redeemable at the option of PSCo after May 2003 at 100 percent of the principal amount outstanding plus accrued interest. Distributions and redemption payments are guaranteed by PSCo.

      The mandatorily redeemable preferred securities of subsidiary trusts are consolidated in Xcel Energy’s Consolidated Balance Sheets. Distributions paid to preferred security holders are reflected as a financing cost in the Consolidated Statements of Income along with interest charges.

7.	Joint Plant Ownership

      The investments by Xcel Energy’s subsidiaries in jointly owned plants and the related ownership percentages as of Dec. 31, 2001, are:

			Construction
	Plant in	Accumulated	Work in
	Service	Depreciation	Progress	Ownership %

	(Thousands of dollars)
NSP-Minnesota-Sherco Unit 3	$609,382	$271,874	$1,158	59.0

PSCo:
Hayden Unit 1	$84,032	$37,664	$223	75.5
Hayden Unit 2	79,197	40,864	63	37.4
Hayden Common Facilities	28,044	2,715	156	53.1
Craig Units 1 & 2	59,799	30,593	0	9.7
Craig Common Facilities Units 1, 2 & 3	26,052	8,816	0	6.5-9.7
Transmission Facilities, including Substations	84,760	28,689	125	42.0-73.0

Total PSCo	$361,884	$149,341	$567

NRG:
McClain	$276,589	$3,836	$0	77.0
Big Cajun II Unit 3	177,359	7,838	2,249	58.0
Conemaugh	60,237	1,497	695	3.7
Keystone	51,906	1,291	1,022	3.7

Total NRG	$566,091	$14,462	$3,966

      NSP-Minnesota is part owner of Sherco 3, an 860-megawatt, coal-fired electric generating unit. NSP-Minnesota is the operating agent under the joint ownership agreement. NSP-Minnesota’s share of operating expenses for Sherco 3 is included in the applicable utility components of operating expenses. PSCo’s assets include approximately 320 megawatts of jointly owned generating capacity. PSCo’s share of operating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses and construction expenditures are included in the applicable utility components of operating expenses. NRG’s share of operating expenses and construction expenditures are included in the applicable nonregulated components of operating expenses. Each of the respective owners is responsible for the issuance of its own securities to finance its portion of the construction costs.

8.	Income Taxes

      Total income tax expense from operations differs from the amount computed by applying the statutory federal income tax rate to income before income tax expense. The reasons for the difference are:

	2001	2000

Federal statutory rate	35.0%	35.0%
Increases (decreases) in tax from:
State income taxes, net of federal income tax benefit	2.5%	5.8%
Life insurance policies	(1.9)%	(2.4)%
Tax credits recognized	(6.6)%	(10.2)%
Equity income from unconsolidated affiliates	(1.7)%	(2.3)%
Income from foreign consolidated affiliates	(0.8)%	(0.4)%
Regulatory differences — utility plant items	1.8%	2.3%
Deferred tax expense on Yorkshire investment	0.0%	2.3%
Nondeductible merger costs	0.0%	2.9%
Other — net	0.1%	1.8%

Total effective income tax rate	28.4%	34.8%

Effective income tax rate from continuing operations	28.0%	35.8%

Income taxes comprise the following expense (benefit) items:

	(Thousands of dollars)

Current federal tax expense	$373,891	$205,718
Current state tax expense	26,927	63,428
Current foreign tax expense	6,219	(784)
Current federal tax credits	(66,179)	(71,270)
Deferred federal tax expense	(24,114)	103,258
Deferred state tax expense	18,702	12,547
Deferred foreign tax expense	13,990	7,162
Deferred investment tax credits	(12,983)	(15,295)

Income tax expense from continuing operations	336,453	304,764
Tax expense (benefit) on extraordinary items	4,807	(8,549)
Tax expense on discontinued operations	270	101

Total income tax expense	$341,530	$296,316

      Xcel Energy management intends to reinvest the earnings from NRG’s foreign operations to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of unremitted earnings of foreign subsidiaries of approximately $345 million and $238 million at Dec. 31, 2001 and 2000. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in part by foreign tax credits. Thus, it is not practicable to estimate the amount of tax that might be payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Xcel Energy management also intends to reinvest the earnings of the Argentina operations of Xcel Energy International, and therefore has not provided deferred taxes for the effects of the currency devaluation discussed in Note 15 to the Financial Statements. However, as a result of management’s revised strategic plan for Yorkshire Power to begin repatriation of earnings to the United States, Xcel Energy provided deferred taxes of $20 million on unremitted earnings of $55 million at Dec. 31, 2000. Due to the sale of the majority of its interest in Yorkshire Power during 2001, Xcel Energy now accounts for its remaining investment under the cost method.

      The components of Xcel Energy’s net deferred tax liability (current and noncurrent portions) at Dec. 31 were:

	2001	2000

	(Thousands of dollars)
Deferred tax liabilities:
Differences between book and tax basis of property	$2,195,323	$1,754,928
Regulatory assets	155,587	168,380
Partnership income/loss	53,955	70,266
Unrealized gains and losses on mark-to-market transactions	45,701	411
Tax benefit transfer leases	14,765	18,839
Other	73,437	97,852

Total deferred tax liabilities	$2,538,768	$2,110,676

Deferred tax assets:
Differences between book and tax basis of contracts	$82,972	$0
Deferred investment tax credits	72,345	76,133
Regulatory liabilities	66,507	88,817
Foreign tax loss carryforwards	23,630	25,063
Employee benefits and other accrued liabilities	(16,559)	14,675
Other	87,387	62,053

Total deferred tax assets	$316,282	$266,741

Net deferred tax liability	$2,222,486	$1,843,935

9.	Common Stock and Incentive Stock Plans

      Incentive Stock Plans — Xcel Energy and some of its subsidiaries have incentive compensation plans under which stock options and other performance incentives are awarded to key employees. The weighted average number of common and potentially dilutive shares outstanding used to calculate our earnings per share includes the dilutive effect of stock options and other stock awards based on the treasury stock method. The options normally have a term of 10 years and generally become exercisable from three to five years after grant date or upon specified circumstances. The tables below include awards made by us and some of our predecessor companies, adjusted for the merger stock exchange ratio and are presented on an Xcel Energy share basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock Options and Performance Awards at Dec. 31:

	2001		2000

		Average		Average
	Awards	Price	Awards	Price

	(Shares in thousands)
Outstanding at beginning of year	14,259	$25.35	8,490	$25.12
Granted	2,581	25.98	6,980	25.31
Exercised	(1,472)	23.00	(453)	20.33
Forfeited	(142)	27.08	(704)	25.70
Expired	(12)	24.07	(54)	22.62

Outstanding at end of year	15,214	25.65	14,259	25.35

Exercisable at end of year	7,154	24.78	8,221	24.46

	Range of Exercise Prices

At Dec. 31, 2001	$16.60 to $21.75	$21.76 to $27.99	$28.00 to $31.01
Options Outstanding:
Number outstanding	2,544,374	11,261,229	1,408,857
Weighted average remaining contractual life (years)	6.8	8.0	6.5
Weighted average exercise price	$19.87	$26.33	$30.66
Options Exercisable:
Number exercisable	2,334,841	3,459,896	1,359,376
Weighted average exercise price	$19.86	$25.79	$30.67

      Certain employees also may be awarded restricted stock under our incentive plans. We hold restricted stock until restrictions lapse, generally from two to three years from the date of grant. We reinvest dividends on the shares we hold while restrictions are in place. Restrictions also apply to the additional shares acquired through dividend reinvestment. We granted 21,774 restricted shares in 2001 and 58,690 restricted shares in 2000. Compensation expense related to these awards was immaterial.

      The NCE/NSP merger was a “change in control” under the NSP incentive plan, so all stock option and restricted stock awards under that plan became fully vested and exercisable as of the merger date. The NCE/NSP merger did not constitute a change in control under the NCE incentive plans, so there was no accelerated vesting of stock options issued under them. When NCE and NSP merged, each outstanding NCE stock option was converted to 1.55 Xcel Energy options.

      We apply Accounting Principles Board Opinion No. 25 in accounting for our stock-based compensation and, accordingly, no compensation cost is recognized for the issuance of stock options as the exercise price of the options equals the fair-market value of our common stock at the date of grant. If we had used the SFAS No. 123 method of accounting, earnings would have been reduced by approximately 1 cent per share for 2001 and 2 cents per share for 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

	2001	2000

Expected option life	3-5 years	3-5 years
Stock volatility	18%	15%
Risk-free interest rate	3.8-4.8%	5.3-6.5%
Dividend yield	4.9-5.8%	5.4-7.5%

      Dividend Restrictions — The Articles of Incorporation of Xcel Energy place restrictions on the amount of common stock dividends it can pay when preferred stock is outstanding. Xcel Energy has outstanding preferred stock. At Dec. 31, 2001, an additional $2 billion in common stock dividends could have been paid before restrictions would apply.

      Certain financing agreements of Xcel Energy’s utility subsidiaries restrict the amount of dividends such subsidiaries can pay to Xcel Energy. Xcel Energy currently does not expect these restrictions to limit the ability of Xcel Energy’s subsidiaries to pay dividends at historic levels if declared.

      Stockholder Protection Rights Agreement — On June 28, 2001, Xcel Energy adopted a Stockholder Protection Rights Agreement. Each share of Xcel Energy’s common stock includes one shareholder protection right. Under the agreement’s principal provision, if any person or group acquires 15 percent or more of Xcel Energy’s outstanding common stock, all other shareholders of Xcel Energy would be entitled to buy, for the exercise price of $95 per right, common stock of Xcel Energy having a market value equal to twice the exercise price, thereby substantially diluting the acquiring person’s or group’s investment. The rights may cause substantial dilution to a person or group that acquires 15 percent or more of Xcel Energy’s common stock. The rights should not interfere with a transaction that is in the best interests of Xcel Energy and its shareholders because the rights can be redeemed prior to a triggering event for $0.01 per right.

      Xcel Energy Common Stock Issuance — In February 2002, Xcel Energy issued 23 million shares of common stock at $22.50 per share. The proceeds were used to fund NRG and to repay short-term debt.

      In June 2002, Xcel Energy issued 25.7 million shares of common stock to complete its exchange offer with minority NRG shareholders and acquire 100 percent ownership of NRG.

10.	Benefit Plans and Other Postretirement Benefits

      Xcel Energy offers various benefit plans to its benefit employees. Approximately 44 percent of benefit employees are represented by several local labor unions under several collective-bargaining agreements. At Dec. 31, 2001, NSP-Minnesota and NSP-Wisconsin had 2,563 union employees covered under a collective-bargaining agreement, which expires at the end of 2004. PSCo had 1,979 union employees covered under a collective-bargaining agreement, which expires in May 2003. SPS had 742 union employees covered under a collective-bargaining agreement, which expires in October 2002.

      Pension Benefits — Xcel Energy has several noncontributory, defined benefit pension plans that cover almost all utility employees. Benefits are based on a combination of years of service, the employee’s average pay and Social Security benefits.

      Xcel Energy’s policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A comparison of the actuarially computed pension benefit obligation and plan assets at Dec. 31, 2001 and 2000, for Xcel Energy plans on a combined basis is presented in the following table.

	2001	2000

	(Thousands of dollars)
Change in Benefit Obligation
Obligation at Jan. 1	$2,254,138	$2,170,627
Service cost	57,521	59,066
Interest cost	172,159	172,063
Acquisitions	0	52,800
Plan amendments	2,284	2,649
Actuarial (gain) loss	108,754	1,327
Benefit payments	(185,670)	(204,394)

Obligation at Dec. 31	$2,409,186	$2,254,138

Change in Fair Value of Plan Assets
Fair value of plan assets at Jan. 1	$3,689,157	$3,763,293
Actual return on plan assets	(235,901)	91,846
Acquisitions	0	38,412
Benefit payments	(185,670)	(204,394)

Fair value of plan assets at Dec. 31	$3,267,586	$3,689,157

Funded Status at Dec. 31
Net asset	$858,400	$1,435,019
Unrecognized transition (asset) obligation	(9,317)	(16,631)
Unrecognized prior-service cost	242,313	228,436
Unrecognized (gain) loss	(712,571)	(1,421,690)

Prepaid pension asset recorded	$378,825	$225,134

Significant assumptions
Discount rate for year-end valuation	7.25%	7.75%
Expected average long-term increase in compensation level	4.5%	4.5%
Expected average long-term rate of return on assets	9.5%	8.5-10.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of net periodic pension cost (credit) for Xcel Energy plans are:

	2001	2000

	(Thousands of dollars)
Service cost	$57,521	$59,066
Interest cost	172,159	172,063
Expected return on plan assets	(325,635)	(292,580)
Curtailment	1,121	0
Amortization of transition asset	(7,314)	(7,314)
Amortization of prior-service cost	20,835	19,197
Amortization of net gain	(72,413)	(60,676)

Net periodic pension cost (credit) under SFAS No. 87	$(153,726)	$(110,244)
Credits not recognized due to effects of regulation	76,509	49,697

Net benefit cost (credit) recognized for financial reporting	$(77,217)	$(60,547)

      NRG also offers other noncontributory, defined benefit pension plans that are sponsored by NRG and its affiliates. For the year ended Dec. 31, 2001, the total assets of such plans were $16 million and benefit obligations were $37 million. The net recorded pension liabilities for these plans were $19 million and annual pension costs were $4 million.

      Additionally, Xcel Energy maintains noncontributory defined benefit supplemental retirement income plans for certain qualifying executive personnel. Benefits for these unfunded plans are paid out of Xcel Energy’s operating cash flows.

      Defined Contribution Plans — Xcel Energy maintains 401(k) and other defined contribution plans that cover substantially all employees. Total contributions to these plans were approximately $29 million in 2001 and $23 million in 2000.

      Xcel Energy has a leveraged employee stock ownership plan (ESOP) that covers substantially all employees of NSP-Minnesota and NSP-Wisconsin. Xcel Energy makes contributions to this noncontributory, defined contribution plan to the extent it realizes tax savings from dividends paid on certain ESOP shares. ESOP contributions have no material effect on Xcel Energy earnings because the contributions are essentially offset by the tax savings provided by the dividends paid on ESOP shares. Xcel Energy allocates leveraged ESOP shares to participants when it repays ESOP loans with dividends on stock held by the ESOP.

      Xcel Energy’s leveraged ESOP held 10.5 million shares of Xcel Energy common stock at the end of 2001 and 12.0 million shares of Xcel Energy common stock at the end of 2000. Xcel Energy excluded the following uncommitted leveraged ESOP shares from earnings per share calculations: 0.9 million in 2001 and 0.7 million in 2000.

      Postretirement Health Care Benefits — Xcel Energy has contributory health and welfare benefit plans that provide health care and death benefits to most Xcel Energy retirees.

      In conjunction with the 1993 adoption of SFAS No. 106 — “Employers’ Accounting for Postretirement Benefits Other Than Pension,” Xcel Energy elected to amortize the unrecognized accumulated postretirement benefit obligation on a straight-line basis over 20 years.

      Regulatory agencies for nearly all of Xcel Energy’s retail and wholesale utility customers have allowed rate recovery of accrued benefit costs under SFAS No. 106. PSCo transitioned to full accrual accounting for SFAS No. 106 costs between 1993 and 1997, consistent with the accounting requirements for rate-regulated enterprises. The Colorado jurisdictional SFAS No. 106 costs deferred during the transition period are being amortized to expense on a straight-line basis over the 15-year period from 1998 to 2012. NSP-Minnesota also

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transitioned to full accrual accounting for SFAS No. 106 costs, with regulatory differences fully amortized prior to 1997.

      Additionally, certain state agencies, which regulate Xcel Energy’s utility subsidiaries, have issued guidelines related to the funding of SFAS No. 106 costs. SPS is required to fund SFAS No. 106 costs for Texas and New Mexico jurisdictional amounts collected in rates, and PSCo and Cheyenne are required to fund SFAS No. 106 costs in irrevocable external trusts that are dedicated to the payment of these postretirement benefits. Minnesota and Wisconsin retail regulators require external funding of accrued SFAS No. 106 costs to the extent such funding is tax advantaged. Plan assets held in external funding trusts principally consist of investments in equity mutual funds, fixed-income securities and cash equivalents.

      A comparison of the actuarially computed benefit obligation and plan assets at Dec. 31, 2001 and 2000, for all Xcel Energy postretirement health care plans is presented in the following table.

	2001	2000

	(Thousands of dollars)
Change in Benefit Obligation
Obligation at Jan. 1	$576,727	$533,458
Service cost	6,160	5,679
Interest cost	46,579	43,477
Acquisitions	3,212	16,445
Plan participants’ contributions	3,517	4,358
Plan amendments	(278)	0
Actuarial (gain) loss	100,386	10,501
Benefit payments	(48,848)	(37,191)

Obligation at Dec. 31	$687,455	$576,727

Change in Fair Value of Plan Assets
Fair value of plan assets at Jan. 1	$223,266	$201,767
Actual return on plan assets	(3,701)	10,069
Plan participants’ contributions	3,517	4,358
Employer contributions	68,569	44,263
Benefit payments	(48,848)	(37,191)

Fair value of plan assets at Dec. 31	$242,803	$223,266

Funded Status at Dec. 31
Net obligation	$444,652	$353,461
Unrecognized transition asset (obligation)	(186,099)	(202,871)
Unrecognized prior-service cost	12,812	13,789
Unrecognized gain (loss)	(134,225)	(11,126)

Accrued benefit liability recorded	$137,140	$153,253

Significant assumptions:
Discount rate for year end valuation	7.25%	7.75%
Expected average long-term rate of return on assets	9.0%	8.0-9.5%

      The assumed health care cost trend rate for 2001 is approximately 8.0 percent, decreasing gradually to 5.5 percent in 2007 and remaining level thereafter. A 1-percent increase in the assumed health care cost trend rate would increase the estimated total accumulated benefit obligation for Xcel Energy by approximately $72.3 million, and the service and interest cost components of net periodic postretirement benefit costs by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $5.8 million. A 1-percent decrease in the assumed health care cost trend rate would decrease the estimated total accumulated benefit obligation for Xcel Energy by approximately $60.2 million, and the service and interest cost components of net periodic postretirement benefit costs by approximately $4.7 million.

      The components of net periodic postretirement benefit cost of all Xcel Energy’s plans are:

	2001	2000

	(Thousands of dollars)
Service cost	$6,160	$5,679
Interest cost	46,579	43,477
Expected return on plan assets	(18,920)	(17,902)
Amortization of transition obligation	16,771	16,773
Amortization of prior-service cost (credit)	(1,235)	(1,211)
Amortization of net loss (gain)	1,457	915

Net periodic postretirement benefit costs under SFAS No. 106	50,812	47,731
Additional cost recognized due to effects of regulation	3,738	6,641

Net cost recognized for financial reporting	$54,550	$54,372

11.	Equity Investments and Asset Acquisitions

      Xcel Energy’s nonregulated subsidiaries have investments in various international and domestic energy projects, and domestic affordable housing and real estate projects. We use the equity method of accounting for such investments in affiliates, which include joint ventures and partnerships because the ownership structure prevents Xcel Energy from exercising a controlling influence over the operating and financial policies of the projects. Under this method, Xcel Energy records its portion of the earnings or losses of unconsolidated affiliates as equity earnings. A summary of Xcel Energy’s significant equity method investments is listed in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Xcel
		Energy
		Owner	Geographic	Dec. 31, 2001
Name	Entity Form	Functions	Area	Economic Interest

Loy Yang Power A	Partnership	None	Australia	25.37%
Enfield Energy Centre	Partnership	None	Europe	25.00%
Gladstone Power Station	Joint Venture	Operator	Australia	37.50%
COBEE (Bolivian Power Co. Ltd.)	Corporation	None	South America	49.45%
MIBRAG GmbH	Partnership	None	Europe	50.00%
Cogeneration Corp. of America	Partnership	None	USA	20.00%
Schkopau Power Station	Tenants in Common	None	Europe	41.90%
West Coast Power	Partnership	Operator	USA	50.00%
Energy Developments Limited	Corporation	None	Australia	25.10%
Scudder Latin American Power	Partnership/Corporation/Trust	None	Latin America	25.00%
Lanco Kondapalli Power	Partnership	Operator	India	30.00%
ECK Generating	Partnership	Operator	Czech Republic	44.50%
Rocky Road Power	Partnership	Operator	USA	50.00%
Mustang	Joint Venture	None	USA	50.00%
Sabine River Works Cogeneration	Partnership	None	USA	50.00%
Quixx Linden L.P.	Limited Partnership	None	USA	50.00%
Borger Energy L.P.	Limited Partnership	None	USA	45.00%
Various independent power production facilities	Various	Various	USA	9%-70%
Various affordable housing limited partnerships	Limited Partnerships	Various	USA	20%-99.9%

      The following table summarizes financial information for these projects, including interests owned by Xcel Energy and other parties for the years ended Dec. 31:

Results of Operations

	2001	2000

	(Millions of
	dollars)
Operating revenues	$3,583	$4,664
Operating income	442	464
Net income	422	447
Xcel Energy’s equity earnings of unconsolidated affiliates	216	182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Position

	2001	2000

	(Millions of dollars)
Current assets	$1,478	$1,590
Other assets	7,396	10,939

Total assets	$8,874	$12,529

Current liabilities	$1,229	$1,833
Other liabilities	4,841	6,806
Equity	2,804	3,890

Total liabilities and equity	$8,874	$12,529

Xcel Energy’s share of undistributed retained earnings	$449	$325

      West Coast Power — Xcel Energy has a significant investment in West Coast Power LLC (through NRG), as defined by applicable SEC regulations, and accounts for its investment using the equity method. The following is summarized pretax financial information for West Coast Power:

Results of Operations

	Year ended
	Dec. 31

	2001	2000

	(Millions of
	dollars)
Operating revenues	$1,562	$875
Operating income	$345	$278
Net income	$326	$245

Financial Position

	Dec. 31

	2001	2000

	(Millions of
	dollars)
Current assets	$401	$322
Other assets	659	526

Total assets	$1,060	$848

Current liabilities	$138	$230
Other liabilities	269	194
Equity	653	424

Total liabilities and equity	$1,060	$848

      Yorkshire Power — During February 2001, Xcel Energy reached an agreement to sell the majority of its investment in Yorkshire Power to Innogy Holdings plc. As a result of this sales agreement, Xcel Energy did not record any equity earnings from Yorkshire Power after January 2001. In April 2001, Xcel Energy closed the sale of Yorkshire Power. Xcel Energy has retained an interest of approximately 5.25 percent in Yorkshire Power to comply with pooling-of-interests accounting requirements associated with the merger of NSP and NCE in 2000. Xcel Energy received approximately $366 million for the sale, which approximated the book value of Xcel Energy’s investment. On Aug. 28, 2002, Xcel Energy sold its remaining 5.25 percent interest in Yorkshire Power at slightly less than book value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      NRG Asset Acquisitions — During the year ended Dec. 31, 2001, NRG completed numerous acquisitions of project assets and related liabilities. These acquisitions have been recorded using the purchase method of accounting. Accordingly, the purchase prices of each acquisition have been preliminarily allocated to assets acquired and liabilities assumed based on their estimated fair values at the various dates of acquisition. These estimates will be adjusted based upon completion of certain procedures, including third party valuations. Operations of the acquired projects have been included in Xcel Energy’s results of operations since the respective dates of each acquisition.

      The following is a summary of the projects acquired in 2001:

Project Acquired	Total Plant Megawatt (MW)	NRG Ownership	Operations

LS Power (USA)	5,633 (1,697 in operation or under construction)	100%
Indeck (USA)	2,255 (402 in operation)	100%
Conectiv (USA)	4,340	100% of 918 MW; 4% of remainder
Termo Rio (Brazil)	1,040	50%	Operations beginning in 2004
Schkopau (Germany)	960	Increased from 21% to 42%
Audrain (USA)	640	100%
Fort Bend (USA)	633	100%	Operations beginning in 2003
Csepel (Hungary)	505	100%
McClain (USA)	500	77%
Cogentrix (USA)	837	100%
MIBRAG (Germany)	233	Increased from 33% to 50%
Various other	372 in operation	various

      The respective purchase prices of these 2001 acquisitions have been allocated to the net assets of the acquired NRG projects as follows:

(Thousands of dollars)

Current assets	$307,654
Property, plant and equipment	4,173,509
Noncurrent portion of notes receivable	736,041
Current portion of long-term debt assumed	(61,268)
Other current liabilities	(99,666)
Long-term debt assumed	(1,586,501)
Deferred income taxes	(149,988)
Other long-term liabilities	(202,411)
Other noncurrent assets and liabilities	(181,473)

Total purchase price	2,935,897
Less — cash balances acquired	(122,780)

Net purchase price	$2,813,117

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Electric Utility Restructuring — SPS

      In the second quarter of 2000, SPS discontinued regulatory accounting under SFAS No. 71 for the generation portion of its business due to the issuance of a written order by the Public Utility Commission of Texas (PUCT) in May 2000, addressing the implementation of electric utility restructuring. SPS’ transmission and distribution business continued to meet the requirements of SFAS No. 71, as that business was expected to remain regulated. During the second quarter of 2000, SPS wrote off its generation-related regulatory assets and other deferred costs totaling approximately $19.3 million. This resulted in an after-tax extraordinary charge of approximately $13.7 million. During the third quarter of 2000, SPS recorded an extraordinary charge of $8.2 million before tax, or $5.3 million after tax, related to the tender offer and defeasance of first mortgage bonds. The first mortgage bonds were defeased to facilitate the legal separation of generation, transmission and distribution assets, which was expected to eventually occur in 2001 under restructuring requirements in effect in 2000.

      In March 2001, the state of New Mexico enacted legislation that amended its Electric Utility Restructuring Act of 1999 and delayed customer choice until 2007. SPS has requested recovery of its costs incurred to prepare for customer choice in New Mexico. A decision on this and other matters is pending before the New Mexico Public Regulation Commission. SPS expects to receive future regulatory recovery of these costs.

      In June 2001, the governor of Texas signed legislation postponing the deregulation and restructuring of SPS until 2007. This legislation amended the 1999 legislation, Senate Bill No. 7 (SB-7), which provided for retail electric competition to begin in Texas in January 2002. Under the amended legislation, prior PUCT orders issued in connection with the restructuring of SPS are considered null and void. SPS’ restructuring and rate unbundling proceedings in Texas have been terminated. In addition, under the legislation, SPS is entitled to recover all reasonable and necessary expenditures made or incurred before Sept. 1, 2001, to comply with SB-7. As required, SPS filed an application during the fourth quarter of 2001, requesting a rate rider to recover these costs incurred preparing for customer choice. These proceedings are pending.

      As a result of these recent legislative developments, SPS reapplied the provisions of SFAS No. 71 for its generation business during the second quarter of 2001. More than 95 percent of SPS’ retail electric revenues are from operations in Texas and New Mexico. Because of the delays to electric restructuring passed by Texas and New Mexico, SPS’ previous plans to implement restructuring, including the divestiture of generation assets, have been abandoned. Accordingly, SPS will now continue to be subject to rate regulation under traditional cost-of-service regulation, consistent with its past accounting and ratemaking practices for the foreseeable future (at least until 2007). In the second quarter of 2001, SPS did not restore any regulatory assets or other costs previously written off due to the uncertainty of various regulatory issues, including transition plans to address future rate recovery of SPS’ restructuring costs.

      During the fourth quarter of 2001, SPS completed a $500-million medium-term debt financing with the proceeds used to reduce short-term borrowings that had resulted from the 2000 defeasance. In its regulatory filings and communications, SPS has proposed to amortize its defeasance costs over the five-year life of the refinancing, consistent with historical ratemaking, and has requested incremental rate recovery of $25 million of other restructuring costs in Texas and New Mexico, as previously discussed. These nonfinancing restructuring costs have been deferred and will be amortized in the future consistent with rate recovery. Management believes it will be allowed full recovery of its prudently incurred costs. Based on these fourth-quarter events and the corresponding reduced uncertainty surrounding the financial impacts of the delay in restructuring, SPS restored certain regulatory assets totaling $17.6 million as of Dec. 31, 2001, and reported related after-tax extraordinary income of $11.8 million, or 3 cents per share. Regulatory assets previously written off in 2000 were restored only for items currently being recovered in rates and items where future rate recovery is considered probable.

      In late 2001, SPS filed an application with the PUCT to recover $20.3 million in costs related to transition to retail competition from the Texas retail customers. These costs were incurred to position SPS for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retail competition, which was eventually delayed for SPS. The filing was amended in March 2002 to reduce the recoverable costs by $7.3 million, which were associated with over-earnings for the calendar year 1999. The PUCT approved SPS using the 1999 over-earnings to offset the claims for reimbursement of transition to competition costs. This reduced the requested net collection in Texas to $13.0 million. In April 2002, a unanimous settlement agreement was reached. Final approval by the PUCT was received in May 2002. The stipulation provides for the recovery of $5.9 million through an incremental cost recovery rider and the capitalization of $1.9 million for metering equipment. Based on the settlement agreement, SPS wrote off pretax restructuring costs of approximately $5 million in the first quarter of 2002. Recovery of the $5.9 million began in July 2002.

13.     Financial Instruments

Fair Values

      The estimated Dec. 31 fair values of Xcel Energy’s recorded financial instruments are as follows:

	2001		2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

	(Thousands of dollars)
Mandatorily redeemable preferred securities of subsidiary trusts	$494,000	$486,270	$494,000	$481,270
Long-term investments	619,976	620,703	625,616	624,989
Notes receivable, including current portion	782,079	782,079	99,557	99,557
Long-term debt, including current portion	12,799,723	12,788,749	8,187,052	8,131,139

      For cash, cash equivalents and short-term investments, the carrying amount approximates fair value because of the short maturity of those instruments. The fair values of Xcel Energy’s long-term investments, mainly debt securities in an external nuclear decommissioning fund, are estimated based on quoted market prices for those or similar investments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The balance in notes receivable consists primarily of fixed and variable rate notes (interest rates ranging from 4.75 percent to 19.5 percent and maturities ranging from 2001 to 2024). Notes receivable include a $319-million direct financing lease related to a long-term sales agreement for NRG’s Schkopau project, and other notes related to projects at NRG that are generally secured by equity interests in partnerships and joint ventures. The fair value of Xcel Energy’s long-term debt and the mandatorily redeemable preferred securities are estimated based on the quoted market prices for the same or similar issues, or the current rates for debt of the same remaining maturities and credit quality.

      The fair value estimates presented are based on information available to management as of Dec. 31, 2001 and 2000. These fair value estimates have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair values may differ significantly from the amounts presented herein.

Guarantees

      Xcel Energy had the following guarantees outstanding as of Dec. 31, 2001:

	Guarantee
Guarantor	Amount	Nature of Guarantee

	(Millions
	of dollars)
NRG	$721.7	Obligations pursuant to its guarantees of the performance, equity and indebtedness obligations of its subsidiaries. Xcel Energy is not obligated under these agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Guarantee
Guarantor	Amount	Nature of Guarantee

	(Millions
	of dollars)
Xcel Energy	343.1	Guarantee performance and payment of surety bonds for itself and its subsidiaries.
Various Subsidiaries	336.9	Guarantee performance and payment of surety bonds for those subsidiaries. Xcel Energy is not obligated under these agreements.
Xcel Energy	270.7	Guarantees made to facilitate e prime’s natural gas acquisition, marketing and trading operations.
Xcel Energy	60.0	Guarantee on the payments on notes issued by Guardian Pipeline LLC, of which Viking Gas Transmission Co. is one of three partners. The guarantee will terminate on the in-service date of the pipeline, which is expected to be March 2003.
Xcel Energy	28.5	Three guarantees benefiting Cheyenne to guarantee the payment obligations under gas and power purchase agreements.
Xcel Energy	25.0	Construction contract guarantee that assures Quixx’s performance under its engineering, procurement and construction contract with Borger Energy Associates, LP (BEA). Quixx, which owns 45 percent of BEA, has constructed a 230-megawatt, cogeneration facility at a Phillips Petroleum site near Borger, Texas. The guarantee will remain in effect until no later than July 2003.
SPS	22.9	Guarantee for certain obligations of a customer in connection with an agreement for the sale of electric power. These obligations relate to the construction of certain utility property that, in the event of default by the customer, would revert to SPS.
Xcel Energy	17.9	Guarantees related to energy conservation projects in which Planergy has guaranteed certain energy savings to the customer. As energy savings are realized each year due to these projects, the value of the guarantee decreases until it reaches zero in 2024.
Xcel Energy	17.0	Guarantees payments for XERS Inc., a nonregulated subsidiary of Xcel Energy, under a Master Power Purchase and Sale Agreement and a Qualified Scheduling Entity Services Agreement. This guarantee was terminated and replaced with a $10-million guarantee in January 2002.
NSP-Minnesota	11.6	NSP-Minnesota sold a portion of its receivables to a third party. The portion of the receivables sold consisted of customer loans to local and state government entities for energy efficiency improvements under various conservation programs offered by NSP-Minnesota. Under the sales agreements, NSP-Minnesota is required to guarantee repayment to the third party of the remaining loan balances. Based on prior collection experience of these loans, losses under the loan guarantees, if any, are not believed to have a material impact on the results of operations.
Xcel Energy	5.0	Guarantee on behalf of BNP Paribas in connection with a letter of credit provided by BNP Paribas at the request of SPS. The letter of credit is required to indemnify former SPS board of directors.
Xcel Energy	4.5	Guarantee for e prime Energy Marketing, Inc.’s performance of obligations under a supply agreement and for payments of energy and capacity transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Guarantee
Guarantor	Amount	Nature of Guarantee

	(Millions
	of dollars)
Xcel Energy	3.0	Guarantee resulting from noncompletion of certain milestone achievements within required dates in connection with the Quixx Linden cogeneration plant. The milestones have been achieved as of December 2001. The guarantee is required to remain six months upon completion of these milestones. Therefore, the guarantee will be released June 2002 assuming contract requirements are met.
Xcel Energy	4.1	Combination of guarantees benefiting various Xcel Energy subsidiaries.

      As of July 31, 2002, Xcel Energy’s exposure under these guarantees totaled approximately $330 million.

      Of the aggregate exposure of Xcel Energy under guarantees outstanding as of July 31, 2002, approximately $90 million relate to obligations of NRG’s power marketing subsidiary (which includes power marketing obligations, fuel purchasing transactions and hedging activities), approximately $30 million relate to obligations of e prime (relating to trading and hedging activities) and approximately $60 million relate to obligations of Viking Gas (relating to the Guardian pipeline project which terminates on the in-service of the project, which is expected to be March 2003). The remaining exposure of Xcel Energy under the guarantees is estimated to be between $60 million and $110 million.

      The guarantees issued by Xcel Energy guaranty payment or performance by its subsidiaries under specified agreements or transactions. As a result, Xcel Energy’s exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of the guarantees issued by Xcel Energy limit the exposure of Xcel Energy to a maximum amount stated in the guarantees. The aggregate maximum liability of Xcel Energy under the guarantees was approximately $779 million and $878 million as of Dec. 31, 2001 and July 31, 2002, respectively. Of this maximum, approximately $247 million support obligations of NRG’s power marketing subsidiary, approximately $329 million relate to e prime, and approximately $60 million relate to Viking Gas. Xcel Energy entered into the NRG guarantees after the NRG exchange offer, which was completed in the second quarter of 2002.

      Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures, in the event that Standard and Poors or Moodys downgrade Xcel Energy’s credit rating below investment grade.

      In the event of a downgrade, Xcel Energy would expect to meet its obligations under the above guarantees with some combination of cash on hand, availability under its credit facilities and the issuance of securities in the capital markets.

Fair Value of Derivative Instruments

      The following discussion briefly describes the derivatives of Xcel Energy and its subsidiaries and discloses the respective fair values at Dec. 31, 2001. For more detailed information regarding derivative financial instruments and the related risks, see Note 14 to the Financial Statements.

      Interest Rate Swaps — As of Dec. 31, 2001, Xcel Energy had several interest rate swaps converting project financing from variable-rate debt to fixed-rate debt with a notional amount of approximately $2.5 billion. The fair value of the swaps as of Dec. 31, 2001 was a liability of approximately $92 million.

      As of Dec. 31, 2000, Xcel Energy had several interest rate swaps converting project financing from variable-rate debt to fixed-rate debt with a notional amount of approximately $598 million. The fair value of the swaps as of Dec. 31, 2000 was a liability of approximately $36 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Trading Operations — Xcel Energy participates in the trading of electricity and gas as a commodity. This trading includes forward contracts, futures and options. Xcel Energy makes purchases and sales at existing market points or combines purchases with available transmission to make sales at other market points. Options and hedges are used to either minimize the risks associated with market prices, or to profit from price volatility related to our purchase and sale commitments.

      The fair value of Xcel Energy’s trading contracts as of Dec. 31, 2001 is as follows:

(Millions of dollars)
Fair value of trading contracts outstanding at Jan. 1, 2001	$8.6
Contracts realized or settled during 2001	(87.0)
Fair value of trading contract additions and changes during the year	96.2

Fair value of contracts outstanding at Dec. 31, 2001*	$17.8

*	Amounts do not include the impact of ratepayer sharing in Colorado.

      The future maturities of Xcel Energy’s trading contracts are as follows:

	Maturity	Maturity
	Less than	1 to	Total
Source of Fair Value	1 Year	3 Years	Fair Value

	(Millions of dollars)
Prices actively quoted	$15.3	$1.0	$16.3
Prices based on models and other valuation methods (including prices quoted from external sources)	1.2	0.3	1.5

      Regulated Operations — Xcel Energy’s regulated energy marketing operation uses a combination of energy and gas purchase for resale futures and forward contracts, along with physical supply, to hedge market risks in the energy market. At Dec. 31, 2001, the notional value of these contracts was approximately $83.8 million. The fair value of these contracts as of Dec. 31, 2001, was a liability of approximately $24 million.

      Nonregulated Operations — Xcel Energy’s nonregulated operations uses a combination of energy futures and forward contracts, along with physical supply, to hedge market risks in the energy market. At Dec. 31, 2001, the notional value of these contracts was approximately $1.0 billion. The fair value of these contracts as of Dec. 31, 2001, was an asset of approximately $242.2 million.

      Foreign Currency — Xcel Energy and its subsidiaries have two foreign currency swaps to hedge or protect foreign currency denominated cash flows. At Dec. 31, 2001 and 2000, the net notional amount of these contracts was approximately $46.3 million and $8.8 million, respectively. The fair value of these contracts as of Dec. 31, 2001 and 2000 was a liability of approximately $2.4 million and $0.7 million, respectively.

Letters of Credit

      Xcel Energy and its subsidiaries use letters of credit, generally with terms of one or two years, to provide financial guarantees for certain operating obligations. In addition, NRG uses letters of credit for nonregulated equity commitments, collateral for credit agreements, fuel purchase and operating commitments, and bids on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development projects. At Dec. 31, 2001, there were $221.7 million in letters of credit outstanding, including $169.7 million related to NRG commitments. The contract amounts of these letters of credit approximate their fair value and are subject to fees determined in the marketplace.

14.	Derivative Valuation and Financial Impacts

      Business and Operational Risk — Xcel Energy and its subsidiaries are exposed to commodity price risk in their generation, retail distribution and energy trading operations. In certain jurisdictions, purchased power expenses and natural gas costs are recovered on a dollar-for-dollar basis. However, in other jurisdictions, we are exposed to market price risk for the purchase and sale of electric energy and natural gas. In such jurisdictions, we recover purchased power expenses and natural gas costs based on fixed price limits or under negotiated sharing mechanisms.

      Commodity price risk is managed by entering into purchase and sales commitments for electric power and natural gas, long-term contracts for coal supplies and fuel oil and derivative financial instruments. Xcel Energy’s risk management policy allows us to manage the market price risk within its rate-regulated operations to the extent such exposure exists. Management is limited under the policy to enter into only transactions that reduce market price risk where the rate regulation jurisdiction does not already provide for dollar-for-dollar recovery. One exception to this policy exists in which we use various physical contracts and derivative instruments to reduce the cost of natural gas we provide to our retail customers even though the regulatory jurisdiction provides dollar-for-dollar recovery of actual costs. This jurisdiction allows us to recover the gains and losses on derivative instruments used to reduce our exposure to market price risk.

      Xcel Energy and its subsidiaries are exposed to market price risk for the sale of electric energy and the purchase of fuel resources, including coal, natural gas and fuel oil used to generate the electric energy within its nonregulated operations. Xcel Energy manages this market price risk by entering into firm power sales agreements for approximately 55 to 75 percent of its annual electric capacity and energy from each generation facility using contracts with terms ranging from one to 25 years. In addition, we manage the market price risk covering the fuel resource requirements to provide the electric energy by entering into purchase commitments and derivative instruments for coal, natural gas and fuel oil as needed to meet fixed priced electric energy requirements. Xcel Energy’s risk management policy allows us to manage the market price risks and provides guidelines for the level of price risk exposure that is acceptable within our operations.

      Xcel Energy is exposed to market price risk for the sale of electric energy and the purchase of fuel resources used to generate the electric energy from our equity method investments that own electric operations. Xcel Energy manages this market price risk through our involvement with the management committee or board of directors of each of these ventures. Our risk management policy does not cover the activities conducted by the ventures. However, other policies are adopted by the ventures as necessary and mandated by the equity owners.

      Interest Rate Risk — Xcel Energy and its subsidiaries are exposed to fluctuations in interest rates where we enter into variable rate debt obligations to fund certain power projects being developed or purchased. Exposure to interest rate fluctuations is mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. Xcel Energy’s risk management policy allows us to reduce interest rate exposure from variable rate debt obligations.

      Foreign Currency Risk — Xcel Energy and its subsidiaries have certain investments in foreign countries exposing us to foreign currency exchange risk. The foreign currency exchange risk includes the risk relative to the recovery of our net investment in a project as well as the risk relative to the earnings and cash flows generated from such operations. Xcel Energy manages its exposure to changes in foreign currency by entering into derivative instruments as determined by management. Our risk management policy provides for this risk management activity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Trading Risk — Xcel Energy and its subsidiaries conduct various trading operations and power marketing activities including the purchase and sale of electric capacity and energy and natural gas. The trading operations are conducted both in the United States and Europe with primary focus on specific market regions where trading knowledge and experience have been obtained. Xcel Energy’s risk management policy allows management to conduct the trading activity within approved guidelines and limitations as approved by our risk management committee made up of management personnel not involved in the trading operations.

      Accounting Change — On Jan. 1, 2001, Xcel Energy adopted SFAS No. 133. This statement requires that all derivative instruments as defined by SFAS No. 133 be recorded on the balance sheet at fair value unless exempted. Changes in a derivative instrument’s fair value must be recognized currently in earnings unless the derivative has been designated in a qualifying hedging relationship. The application of hedge accounting allows a derivative instrument’s gains and losses to offset related results of the hedged item in the income statement, to the extent effective. SFAS No. 133 requires that the hedging relationship be highly effective and that a company formally designate a hedging relationship to apply hedge accounting.

      A fair value hedge requires that the effective portion of the change in the fair value of a derivative instrument be offset against the change in the fair value of the underlying asset, liability or firm commitment being hedged. That is, fair value hedge accounting allows the offsetting gain or loss on the hedged item to be reported in an earlier period to offset the gain or loss on the derivative instrument. A cash flow hedge requires that the effective portion of the change in the fair value of a derivative instrument be recognized in Other Comprehensive Income, and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a derivative instrument’s change in fair value is recognized currently in earnings.

      Xcel Energy formally documents its hedge relationships, including, among other things, the identification of the hedging instrument and the hedged transaction, as well as the risk management objectives and strategies for undertaking the hedged transaction. Derivatives are recorded in the balance sheet at fair value. Xcel Energy also formally assesses, both at inception and at least quarterly thereafter, whether the derivative instruments being used are highly effective in offsetting changes in either the fair value or cash flows of the hedged items.

      The adoption of SFAS No. 133 on Jan. 1, 2001, resulted in an earnings impact of less than $1 million, which is not being reported separately as a cumulative effect of accounting change due to immateriality. In addition, upon adoption of SFAS No. 133, Xcel Energy recorded a net transition loss of approximately $28.8 million in Other Comprehensive Income.

      The components of SFAS No. 133 impacts on Xcel Energy’s Other Comprehensive Income, included in stockholders’ equity, are detailed in the following table.

(Millions of dollars)

Net unrealized transition loss at adoption, Jan. 1, 2001	$(28.8)
After-tax net unrealized gains related to derivatives accounted for as hedges	43.6
After-tax net realized losses on derivative transactions reclassified into earnings	19.4

Accumulated other comprehensive income related to SFAS No. 133	$34.2

      The components of the gain for SFAS No. 133 impacts on Xcel Energy’s income statement for the year ended Dec. 31, 2001, are detailed in the following table. The amounts below exclude our gains and losses from trading activities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Millions of dollars,
except per share data)

Increase (decrease) in income:
Nonregulated and other revenues	$(8.1)
Equity earnings from investment in affiliates	4.6
Electric fuel and purchased power — utility	0.1
Cost of goods sold — nonregulated and other	17.5
Other income (deductions)	0.2

Total increase before minority interest and income tax	$14.3

Net-of-tax increase in net income	$9.8

Increase in EPS (diluted)	$0.03

      Xcel Energy records the fair value of its derivative instruments in its Consolidated Balance Sheet as separate line items noted as Derivative Instruments Valuation for assets and liabilities as well as current and noncurrent.

Normal Purchases or Normal Sales

      Xcel Energy and its subsidiaries enter into fixed price contracts for the purchase and sale of various commodities for use in our business operations. SFAS No. 133 requires a company to evaluate these contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from SFAS No. 133 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal are documented as normal and exempted from the accounting and reporting requirements of SFAS No. 133.

      Xcel Energy evaluates all of its contracts within the regulated and nonregulated operations when such contracts are entered into to determine if they are derivatives and if so, if they qualify and meet the normal designation requirements under SFAS No. 133. None of the contracts entered into within the trading operations are considered normal.

      Normal purchases and normal sales contracts are accounted for as executory contracts as required under other generally accepted accounting principles.

Cash Flow Hedges

      Xcel Energy and its subsidiaries enter into derivative instruments to manage our exposure to changes in commodity prices. These derivative instruments take the form of fixed price, floating price or index sales or purchases and options, such as puts, calls and swaps. These derivative instruments are designated as cash flow hedges for accounting purposes and the changes in the fair value of these instruments are recorded as a component of Other Comprehensive Income. At Dec. 31, 2001, Xcel Energy had various commodity related contracts extending through 2018. Earnings on these cash flow hedges are recorded as the hedged purchase or sales transaction is completed. This could include the physical sale of electric energy or the usage of natural gas to generate electric energy. Xcel Energy expects to reclassify into earnings during 2002 net gains from Other Comprehensive Income of approximately $18.0 million.

      Xcel Energy and its subsidiaries enter into interest rate swap instruments that effectively fix the interest payments on certain floating rate debt obligations. These derivative instruments are designated as cash flow hedges for accounting purposes and the change in the fair value of these instruments is recorded as a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

component of Other Comprehensive Income. Xcel Energy expects to reclassify into earnings during 2002 net losses from Other Comprehensive Income of approximately $5.6 million.

      Xcel Energy records hedge effectiveness based on the nature of the item being hedged. Hedging transactions for the sales of electric energy are recorded as a component of revenue, hedging transactions for fuel used in energy generation are recorded as a component of fuel costs and hedging transactions for interest rate swaps are recorded as a component of interest expense.

      The net gain (loss) recognized in earnings for derivative instruments that have been designated and qualify as cash flow hedging instruments are detailed in the following table.

		Derivatives	Firm Commitments
		Excluded from	No Longer
	Hedge	Assessment of	Qualifying as Cash
	Ineffectiveness	Hedge Effectiveness	Flow Hedges

	(Millions of dollars)
Year ended Dec. 31, 2001:
Energy and energy-related commodities	$27.9	$0	$0
Interest rates	0	0	0

Fair Value Hedges and Hedges of Foreign Currency Exposure of a Net Investment in Foreign Operations

      To preserve the U.S. dollar value of projected foreign currency cash flows, Xcel Energy, through NRG, may hedge, or protect those cash flows if appropriate foreign hedging instruments are available. Xcel Energy expects to reclassify into earnings during 2002 net losses from Other Comprehensive Income of approximately $2.2 million.

Derivatives Not Qualifying for Hedge Accounting

      Xcel Energy and its subsidiaries have various trading operations that enter into derivative instruments. These derivative instruments are accounted for on a mark-to-market basis in the Consolidated Statements of Income. All financial derivative instruments are recorded at the amount of the gain or loss from the transaction within Operating Revenues on the Consolidated Statements of Income.

      In order to preserve the U.S. dollar value of projected foreign currency cash flows from European trading operations, we enter into various foreign currency exchange contracts that are not designated as accounting hedges but are considered economic hedges. Accordingly, the changes in fair value of these derivatives are reported in Other Nonoperating Income in the Consolidated Statements of Income.

15.	Commitments and Contingencies

Commitments

      Legislative Resource Commitments — In 1994, NSP-Minnesota received Minnesota legislative approval for additional on-site temporary spent fuel storage facilities at its Prairie Island nuclear power plant, provided NSP-Minnesota satisfies certain requirements. Seventeen dry cask containers were approved. As of Dec. 31, 2001, NSP-Minnesota had loaded 14 of the containers. The Minnesota Legislature established several energy resource and other commitments for NSP-Minnesota to obtain the Prairie Island temporary nuclear fuel storage facility approval. These commitments can be met by building, purchasing, or in the case of biomass, converting generation resources.

      Other commitments established by the Legislature included a discount for low-income electric customers, required conservation improvement expenditures and various study and reporting requirements to a legislative electric energy task force. NSP-Minnesota has implemented programs to meet the legislative commitments. NSP-Minnesota’s capital commitments include the known effects of the Prairie Island legislation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Capital Commitments — Xcel Energy has reviewed its construction program and significantly revised its capital expenditure forecast. The new forecast reflects a reduction in capital expenditures of approximately $1.0 billion in 2003 and $1.3 billion in 2004 at NRG and approximately $200 million per year in 2003 and 2004 for Xcel Energy’s utility operations. The capital expenditure forecast is detailed in the following table ($ in millions).

	2002	2003	2004

Total utility	$1,017	$922	$930
NRG	1,436	548	257
Other nonregulated	66	27	30

Total capital expenditures	$2,519	$1,497	$1,217

      NRG has an ownership interest in U.S. projects currently under construction, which remain in the capital expenditure forecast and are scheduled for operation before the end of 2004.

      The capital expenditure programs of Xcel Energy are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting Xcel Energy’s long-term energy needs. In addition, Xcel Energy’s ongoing evaluation of merger, acquisition and divestiture opportunities to support corporate strategies, address restructuring requirements and comply with future requirements to install emission-control equipment may impact actual capital requirements.

      Leases — Our subsidiaries lease a variety of equipment and facilities used in the normal course of business. Some of these leases qualify as capital leases and are accounted for accordingly. The capital leases expire between 2002 and 2025. The net book value of property under capital leases was approximately $605 million and $55 million at Dec. 31, 2001 and 2000, respectively. Assets acquired under capital leases are recorded as property at the lower of fair-market value or the present value of future lease payments and are amortized over their actual contract term in accordance with practices allowed by regulators. The related obligation is classified as long-term debt. Executory costs are excluded from the minimum lease payments.

      The remainder of the leases, primarily leases of coal-hauling railcars, trucks, cars and power-operated equipment are accounted for as operating leases. Rental expense under operating lease obligations was approximately $58 million and $56 million for 2001 and 2000, respectively.

      Future commitments under operating and capital leases are:

	Operating Leases	Capital Leases

	(Millions of dollars)
2002	$54	$77
2003	50	75
2004	50	73
2005	48	71
2006	45	69
Thereafter		1,073

Total minimum obligation		$1,438
Interest		(834)

Present value of minimum obligation		$604

      Technology Agreement — We have a contract that extends through 2011 with International Business Machines Corp. (IBM) for information technology services. The contract is cancelable at our option,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

although there are financial penalties for early termination. In 2001, we paid IBM $130 million under the contract. The contract also commits us to pay a minimum amount each year from 2002 through 2011.

      Fuel Contracts — Xcel Energy has contracts providing for the purchase and delivery of a significant portion of its current coal, nuclear fuel and natural gas requirements. These contracts expire in various years between 2002 and 2025. In total, Xcel Energy is committed to the minimum purchase of approximately $2.8 billion of coal, $122.3 million of nuclear fuel and $1.3 billion of natural gas and related transportation, or to make payments in lieu thereof, under these contracts. In addition, Xcel Energy is required to pay additional amounts depending on actual quantities shipped under these agreements. Xcel Energy’s risk of loss, in the form of increased costs, from market price changes in fuel is mitigated through the cost-of-energy adjustment provision of the ratemaking process, which provides for recovery of most fuel costs.

      Purchased Power Agreements — The utility and nonregulated subsidiaries of Xcel Energy have entered into agreements with utilities and other energy suppliers for purchased power to meet system load and energy requirements, replace generation from company-owned units under maintenance and during outages, and meet operating reserve obligations. NSP-Minnesota, PSCo, SPS and certain nonregulated subsidiaries have various pay-for-performance contracts with expiration dates through the year 2050. In general, these contracts provide for capacity payments, subject to meeting certain contract obligations, and energy payments based on actual power taken under the contracts. Most of the capacity and energy costs are recovered through base rates and other cost recovery mechanisms.

      NSP-Minnesota has a 500-megawatt participation power purchase commitment with Manitoba Hydro, which expires in 2005. The cost of this agreement is based on 80 percent of the costs of owning and operating NSP-Minnesota’s Sherco 3 generating plant, adjusted to 1993 dollars. In addition, NSP-Minnesota and Manitoba Hydro have seasonal diversity exchange agreements, and there are no capacity payments for the diversity exchanges. These commitments represent about 17 percent of Manitoba Hydro’s system capacity and account for approximately 10 percent of NSP-Minnesota’s 2001 electric system capability. The risk of loss from nonperformance by Manitoba Hydro is not considered significant, and the risk of loss from market price changes is mitigated through cost-of-energy rate adjustments. In August 2002, Xcel Energy replaced the existing contract that was to expire in 2005 with a 10-year contract to purchase approximately $1 billion of electricity from Manitoba Hydro between 2005 and 2015. The contract is subject to approval from regulators.

      At Dec. 31, 2001, the estimated future payments for capacity that the utility and nonregulated subsidiaries of Xcel Energy are obligated to purchase, subject to availability, are as follows:

Total

(Thousands of dollars)
2002	$507,095
2003	513,979
2004	590,109
2005	658,976
2006 and thereafter	4,135,048

Total	$6,405,207

Environmental Contingencies

      We are subject to regulations covering air and water quality, land use, the storage of natural gas and the storage and disposal of hazardous or toxic wastes. We continuously assess our compliance. Regulations, interpretations and enforcement policies can change, which may impact the cost of building and operating our facilities. This includes NRG, which is subject to regional, federal and international environmental regulation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Site Remediation — We must pay all or a portion of the cost to remediate sites where past activities of our subsidiaries and some other parties have caused environmental contamination. At Dec. 31, 2001, there were three categories of sites:

•	third party sites, such as landfills, to which we are alleged to be a potentially responsible party (PRP) that sent hazardous materials and wastes;

•	the site of a former federal uranium enrichment facility; and

•	sites of former manufactured gas plants (MGPs) operated by our subsidiaries or predecessors.

      We record a liability when we have enough information to develop an estimate of the cost of environmental remediation and revise the estimate as information is received. The estimated remediation cost may vary materially.

      To estimate the cost to remediate these sites, we may have to make assumptions when facts are not fully known. For instance, we might make assumptions about the nature and extent of site contamination, the extent of required cleanup efforts, costs of alternative cleanup methods and pollution-control technologies, the period over which remediation will be performed and paid for, changes in environmental remediation and pollution-control requirements, the potential effect of technological improvements, the number and financial strength of other PRPs and the identification of new environmental cleanup sites.

      We revise our estimates as facts become known, but at Dec. 31, 2001, our liability for the cost of remediating sites for which an estimate was possible was $51 million, including $13 million in current liabilities. Some of the cost of remediation may be recovered from:

•	insurance coverage;

•	other parties that have contributed to the contamination; and

•	customers.

      Neither the total remediation cost nor the final method of cost allocation among all PRPs of the unremediated sites has been determined. We have recorded estimates of our share of future costs for these sites. We are not aware of any other parties’ inability to pay, nor do we know if responsibility for any of the sites is in dispute.

      Approximately $19 million of the long-term liability and $4 million of the current liability relate to a DOE assessment to NSP-Minnesota and PSCo for decommissioning a federal uranium enrichment facility. These environmental liabilities do not include accruals recorded and collected from customers in rates for future nuclear fuel disposal costs or decommissioning costs related to NSP-Minnesota’s nuclear generating plants. See Note 16 to the Financial Statements for further discussion of nuclear obligations.

      Ashland MGP Site — NSP-Wisconsin was named as one of three PRPs for creosote and coal tar contamination at a site in Ashland, Wis. The Ashland site includes property owned by NSP-Wisconsin and two other properties: an adjacent city lakeshore park area and a small area of Lake Superior’s Chequemegon Bay adjoining the park.

      The Wisconsin Department of Natural Resources (WDNR) and NSP-Wisconsin have each developed several estimates of the ultimate cost to remediate the Ashland site. The estimates vary significantly, between $4 million and $93 million, because different methods of remediation and different results are assumed in each. The Environmental Protection Agency (EPA) and WDNR have not yet selected the method of remediation to use at the site. Until the EPA and the WDNR select a remediation strategy for all operable units at the site and determine the level of responsibility of each PRP, we are not able to accurately determine our share of the ultimate cost of remediating the Ashland site.

      In the interim, NSP-Wisconsin has recorded a liability for an estimate of its share of the cost of remediating the portion of the Ashland site that it owns, using information available to date and reasonably

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective remedial methods. NSP-Wisconsin has deferred, as a regulatory asset, the remediation costs accrued for the Ashland site because we expect that the Public Service Commission of Wisconsin (PSCW) will continue to allow NSP-Wisconsin to recover payments for environmental remediation from its customers. The PSCW has consistently authorized recovery in NSP-Wisconsin rates of all remediation costs incurred at the Ashland site, and has authorized recovery of similar remediation costs for other Wisconsin utilities.

      We proposed, and the EPA and WDNR have approved, an interim action (a groundwater treatment system) for one operable unit at the site for which NSP-Wisconsin has accepted responsibility. The groundwater treatment system began operating in the fall of 2000. In 2002, NSP-Wisconsin will install monitor wells in the deep aquifer to better characterize the extent and degree of contaminants in that aquifer while the free-product recovery system is operational.

      On Dec. 1, 2000, in response to a citizen petition, the EPA proposed the Ashland site for inclusion on the National Priorities List (NPL) of hazardous sites requiring cleanup. NSP-Wisconsin submitted comments in the Administrative Record concerning the proposed listing on Jan. 30, 2001. On Sept. 5, 2002, the site was listed in the NPL.

      NSP-Wisconsin continues to work with the WDNR to access state and federal funds to apply to the ultimate remediation cost of the entire site.

      Other MGP Sites — NSP-Minnesota has investigated and remediated MGP sites in Minnesota and North Dakota. The MPUC allowed NSP-Minnesota to defer, rather than immediately expense, certain remediation costs of four active remediation sites in 1994. This deferral accounting treatment may be used to accumulate costs that regulators might allow us to recover from our customers. The costs are deferred as a regulatory asset until recovery is approved, and then the regulatory asset is expensed over the same period as the regulators have allowed us to collect the related revenue from our customers. In September 1998, the MPUC allowed the recovery of a portion of these MGP site remediation costs in natural gas rates. Accordingly, NSP-Minnesota has been amortizing the related deferred remediation costs to expense. In 2001, the North Dakota Public Service Commission allowed the recovery of part of the cost of remediating another former MGP site in Grand Forks, N.D. The recovered cost of remediating that site, $2.9 million, was accumulated in a regulatory asset that is now being expensed evenly over eight years. NSP-Minnesota may request recovery of costs to remediate other sites following the completion of preliminary investigations.

      Asbestos Removal — Some of our facilities contain asbestos. Most asbestos will remain undisturbed until the facilities that contain it are demolished or renovated. Since we intend to operate most of these facilities indefinitely, we cannot estimate the amount or timing of payments for its final removal. It may be necessary to remove some asbestos to perform maintenance or make improvements to other equipment. The cost of removing asbestos as part of other work is immaterial and is recorded as incurred as operating expenses for maintenance projects, capital expenditures for construction projects or removal costs for demolition projects.

      Leyden Gas Storage Facility — In the fall of 2001, PSCo took its Leyden natural gas storage facility out of commercial storage operation and began final withdrawal of gas as part of the process to permanently close the facility. PSCo is closing the Leyden facility because it is no longer compatible with surrounding land use, which has experienced considerable residential and commercial development in recent years. Through Dec. 31, 2001, $4 million of costs have been incurred. PSCo has deferred expensing these closing costs because it believes that it will be able to recover them from its ratepayers. We will request recovery of the closing costs as part of the rate case to be filed in 2002. Any costs that are not recoverable from customers will be expensed.

      Plant Emissions — On Dec. 10, 2001, the Minnesota Pollution Control Agency issued a notice of violation to NSP-Minnesota alleging air-quality violations related to the replacement of a coal conveyor and violations of an opacity limitation at the A.S. King generating plant. NSP-Minnesota has responded to the notice of violation and is working to resolve its allegations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On Nov. 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s New Source Review (NSR) requirements related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the United States Environmental Protection Agency (EPA) also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including Xcel Energy, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, Xcel Energy responded to EPA’s initial information requests related to Xcel Energy plants in Colorado.

      On July 1, 2002, Xcel Energy received a Notice of Violation (NOV) from the EPA alleging violations of the NSR requirements of the Clean Air Act at the Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s should have required a permit under the NSR process. Xcel Energy believes it acted in full compliance with the Clean Air Act and NSR process. It believes that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. Xcel Energy also believes that the projects would be expressly authorized under the EPA’s NSR policy announced by the EPA administrator on June 22, 2002. Xcel Energy disagrees with the assertions contained in the NOV and intends to vigorously defend its position.

      If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require Xcel Energy to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation. The ultimate financial impact to Xcel Energy is not determinable at this time.

      NRG estimates capital expenditures over the next five years related to resolving environmental concerns at the Indian River Generating Station, which are centered around possible closure of the existing landfill and construction of a new cell to replace it, possible addition of a cooling tower, and the addition of controls to reduce nitrogen oxide (NOx) emissions. Currently, cost estimates for addressing the first two items vary widely pending the results of negotiations with the Delaware Natural Resources and Environment Commission (DNREC). If ash sales are poor, it is estimated that NRG could spend up to $11 million over the five-year timeframe to close/ construct sections of the landfill; if sales are robust, expenditures related to closure/ construction are expected to be minimal. In the unlikely event NRG is unable to reach agreement with DNREC on extension of a variance, NRG estimates a $40-million cooling tower could be required; if negotiations are successful, a cooling tower can be avoided.

      NRG also estimates $39 million of capital expenditures at its Encina Generating Station to install emission-control equipment required by California regulation passed in late 2001. Installation is expected to be completed in the spring of 2003.

      The Commonwealth of Massachusetts is seeking additional emissions reductions beyond current requirements. The Massachusetts Department of Environmental Protection (MDEP) has issued proposed regulations that would require significant emissions reductions from certain coal-fired power plants in the state, including NRG’s Somerset facility. The MDEP has proposed that such facilities comply with stringent limits on emissions of NOx and on sulfur dioxide (SO2) commencing in December 2003, with further reductions required by December 2005, and on carbon dioxide (CO2) by December 2005. In addition to output-based limits (a standard that limits emissions to a certain rate per net megawatt-hour), the proposed regulations also would limit, by December 2003, the total emissions of NOx and SO2 at the Somerset facility to no more than 75 percent of the average annual emissions of the Somerset facility for the years 1997 through 1999. Finally, the proposed regulations require the MDEP to evaluate, by December 2002, the technological and economic feasibility of controlling or eliminating mercury emissions by the year 2010, and to propose mercury emission standards within 18 months of completion of the feasibility evaluation. Compliance with these proposed regulations, if such regulations become effective, could have a material impact on the operation of NRG’s Somerset facility. The annual average CO2 emission rate identified in the proposed regulations

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cannot be met by the Somerset facility. NRG has submitted an emission control plan, with respect to the NOx and SO2 requirements, and is conducting ongoing discussions with the MDEP regarding finalization of the plan.

      NRG became part of an opacity consent order as a result of acquiring its Huntley, Dunkirk and Oswego plants from Niagara Mohawk. At the time of financial close on these assets, a consent order was being negotiated between Niagara Mohawk and the NYDEC; it required Niagara Mohawk to pay a stipulated penalty for each opacity event at these facilities. On Jan. 14, 2002, the NYDEC issued NRG NOVs for opacity events, which had occurred since the time NRG assumed ownership of the Huntley, Dunkirk and Oswego generating stations. The NOVs allege that a total of 7,231 events had occurred where the average opacity during a six-minute block of time had exceeded 20 percent. The NYDEC proposed a penalty associated with the NOVs at $900,000.

      Nuclear Insurance — NSP-Minnesota’s public liability for claims resulting from any nuclear incident is limited to $9.5 billion under the 1988 Price-Anderson amendment to the Atomic Energy Act of 1954. NSP-Minnesota has secured $200 million of coverage for its public liability exposure with a pool of insurance companies. The remaining $9.3 billion of exposure is funded by the Secondary Financial Protection Program, available from assessments by the federal government in case of a nuclear accident. NSP-Minnesota is subject to assessments of up to $88 million for each of its three licensed reactors to be applied for public liability arising from a nuclear incident at any licensed nuclear facility in the United States. The maximum funding requirement is $10 million per reactor during any one year.

      NSP-Minnesota purchases insurance for property damage and site decontamination cleanup costs from Nuclear Electric Insurance Ltd. (NEIL). The coverage limits are $1.5 billion for each of NSP-Minnesota’s two nuclear plant sites. NEIL also provides business interruption insurance coverage, including the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units. Premiums are expensed over the policy term. All companies insured with NEIL are subject to retroactive premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that NSP-Minnesota would have no exposure for retroactive premium assessments in case of a single incident under the business interruption and the property damage insurance coverage. However, in each calendar year, NSP-Minnesota could be subject to maximum assessments of approximately $3 million for business interruption insurance and $10 million for property damage insurance if losses exceed accumulated reserve funds.

Legal Contingencies

      In the normal course of business, Xcel Energy is a party to routine claims and litigation arising from prior and current operations. Xcel Energy is actively defending these matters and has recorded an estimate of the probable cost of settlement or other disposition.

      St. Cloud Gas Explosion — On Dec. 11, 1998, a natural gas explosion in St. Cloud, Minn., killed four people, including two NSP-Minnesota employees, injured approximately 14 people and damaged several buildings. The accident occurred as a crew from Cable Constructors Inc. (CCI) was installing fiber optic cable for Seren. Seren, CCI and Sirti, an architecture/ engineering firm retained by Seren, are named as defendants in 24 lawsuits relating to the explosion. NSP-Minnesota, Seren’s parent company at the time, is a defendant in 21 of the lawsuits. In addition to compensatory damages, plaintiffs are seeking punitive damages against CCI and Seren. NSP-Minnesota and Seren deny any liability for this accident. On July 11, 2000, the National Transportation Safety Board issued a report, which determined that CCI’s inadequate installation procedures and delay in reporting the natural gas hit were the proximate causes of the accident. NSP-Minnesota has a self-insured retention deductible of $2 million with general liability coverage limits of $185 million. Seren’s primary insurance coverage is $1 million and its secondary insurance coverage is $185 million. The ultimate cost to Xcel Energy, NSP-Minnesota and Seren, if any, is presently unknown.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      California Litigation — NRG and other power generators and power traders have been named as defendants in certain private plaintiff class actions filed in the Superior Court of the State of California for the County of San Diego in San Diego, Calif. in November 2000. NRG has also been named in another suit filed in January 2001 in San Diego County and brought by three California water districts, as consumers of electricity, and in two suits filed in San Francisco County, one brought by the San Francisco City Attorney on behalf of the people of the State of California and one brought by Pier 23 Restaurant as a class action. Certain NRG affiliates in NRG’s West Coast power partnership with Dynegy (Cabrillo I and II, Long Beach Generation and El Segundo Power) have been named as defendants in a state court action in Los Angeles County.

      Although the complaints contain a number of allegations, the basic claim is that, by underbidding forward contracts and exporting electricity to surrounding markets, the defendants, acting in collusion, were able to drive up wholesale prices on the Real Time and Replacement Reserve markets, through the Western Coordinating Council and otherwise. The complaints allege that the conduct violated California antitrust and unfair competition laws. NRG does not believe that it has engaged in any illegal activities, and intends to vigorously defend these lawsuits. The plaintiffs in these six consolidated civil actions filed a master amended complaint reiterating the allegations contained in their complaints and alleging that defendants’ anti-competitive conduct damaged the general public and class members in an amount in excess of $1.0 billion. Two of the defendants in these actions, Reliant and Duke, subsequently filed cross-complaints naming additional market participants, some of whom removed the actions to federal court. Now pending for hearing in September 2002 are the plaintiffs’ motion to remand the cases to state court and motions by the cross-defendants to dismiss the cases against them.

      On March 20, 2002 the Attorney General of California filed at the FERC a complaint against specific named generators and marketers (including Dynegy Power Marketing, Inc., which serves as the scheduling coordinator for certain NRG affiliates) and against “all other public utility sellers of energy and ancillary services into markets operated by the California Power Exchange and California Independent System Operator.” The complaint alleges that defendants have violated the FERC’s grant of market-based rate authority by failing to file their rates, as required by Section 205(c) of the Federal Power Act and numerous FERC orders requiring the filing of transaction-specific information about defendants’ sales and purchases at market-based rates. The plaintiff seeks injunctive relief to compel defendants’ prospective compliance with Section 205 of the Federal Power Act, as well as refunds on behalf of California purchasers to the extent prior transactions are found to exceed just and reasonable price levels.

      On March 29, 2002, the Attorney General of California entered into an agreement to toll the statute of limitations for two threatened lawsuits against Xcel Energy, NRG, Dynegy, Inc., Dynegy Power Marketing, Inc., and certain NRG affiliates. The agreement applies to threatened actions similar to two sets of cases filed in April 2002 by the Attorney General of California; one set, filed in federal court against Mirant and Reliant under Section 7 of the federal Clayton Act and Section 17200 (Unfair Competition Act) of the California Business and Professions Code, alleges that those companies acquired an excessive number of California power plants, which allowed them to illegally exercise market power, limit competition and raise prices. The other set of cases was filed in California state court against Reliant, Mirant, Williams, Powerex and Coral Power, alleging that these power companies made thousands of illegally priced energy sales, in violation of California’s Unfair Competition Act, and seeking penalties of up to $2,500 per violation. The defendants removed these state court actions to federal court and filed motions to dismiss, while the Attorney General filed motions to remand the cases to state court.

      In addition, several class actions and other state court actions have been filed in 2002 requesting various relief and damages in relation to alleged violations regarding California power generation. All of these state court cases have been removed to various federal courts. The defendants are now seeking to have all these removed cases treated as “related cases” before Judge Walker in San Francisco, and defendants will then seek to have the federal Multidistrict Litigation Panel assign these cases to Judge Whaley, sitting in San Diego.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Fortistar Litigation and NEO Charges — In July 1999, Fortistar Capital Inc., a Delaware corporation, filed a complaint in District Court (Fourth Judicial District, Hennepin County) in Minnesota against NRG asserting claims for injunctive relief and for damages as a result of NRG’s alleged breach of a confidentiality letter agreement with Fortistar relating to the Oswego facility in New York. NRG disputed Fortistar’s allegations and asserted numerous counterclaims. In October 1999, NRG, through a wholly-owned subsidiary, closed on the acquisition of the Oswego facility. In April and December 2000, NRG filed summary judgment motions to dispose of the litigation. A hearing on these motions was held in February 2001 and certain of Fortistar’s claims were dismissed. On May 8, 2002 the parties entered into a binding, conditional settlement of the litigation, pending certain approvals and final agreement on the terms of the settlement. The settlement also encompasses litigation between the parties with respect to Minnesota Methane LLC.

      During the second quarter of 2002, NRG expensed a pre-tax charge of $36 million related to its NEO Corporation landfill gas operations. The charge was related largely to asset impairments based on a revised project outlook developed in 2002. It also reflects the accrued impact of the 2002 dispute settlement with Fortistar, a partner with NEO in the Minnesota Methane LLC landfill gas operations.

      Class Action Lawsuit — On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between Jan. 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J. McIntyre, vice president and chief financial officer and former chairman, James J. Howard as defendants. Among other things, the complaint alleges violations of Section 10b of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades and the existence of cross-default provisions in Xcel Energy’s and its subsidiary, NRG’s, credit agreements with lenders. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits have been filed with similar allegations. The defendants deny any liability and maintain they have made disclosures fully compliant with applicable laws and reporting requirements.

      Other Litigation — In January 2002 the New York Attorney General and the New York Department of Environmental Control filed suit in the western district of New York against NRG and Niagara Mohawk Power Corporation, the prior owner of the Huntley and Dunkirk facilities in New York. The lawsuit relates to physical changes made at those facilities prior to NRG’s assumption of ownership. The complaint alleges that these changes represent major modifications undertaken without the required permits having been obtained. Although NRG has a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner’s failure to comply with environmental laws and regulations, NRG could be enjoined from operating the facilities if the facilities are found not to comply with applicable permit requirements.

      In July 2001, Niagara Mohawk Power Corporation filed a declaratory judgment action in the Supreme Court for the State of New York, County of Onondaga, against NRG and its wholly owned subsidiaries Huntley Power LLC and Dunkirk Power LLC. Niagara Mohawk Power Corporation requests a declaration by the Court that, pursuant to the terms of the Asset Sales Agreement (the ASA) under which NRG purchased the Huntley and Dunkirk generating facilities from Niagara Mohawk, defendants have assumed liability for any costs for the installation of emissions controls or other modifications to or related to the Huntley or Dunkirk plants imposed as a result of violations or alleged violations of environmental law. Niagara Mohawk Power Corporation also requests a declaration by the Court that, pursuant to the ASA, defendants have assumed all liabilities, including liabilities for natural resource damages, arising from emissions or releases of pollutants from the Huntley and Dunkirk plants, without regard to whether such emissions or releases occurred before, on or after the closing date for the purchase of the Huntley and Dunkirk plants. NRG has counterclaimed against Niagara Mohawk Power Corporation, and the parties have exchanged discovery requests.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Contingencies

      California Power Market — NRG’s California generation assets include a 57.67-percent interest in Crockett Cogeneration (Crockett), a 39.5-percent interest in the Mt. Poso facility and a 50-percent interest in the West Coast Power partnership with Dynegy.

      In March 2001, the California Power Exchange (PX) filed for bankruptcy under Chapter 11 of the Bankruptcy Code, and in April 2001, Pacific Gas & Electric Co. (PG&E) also filed for bankruptcy under Chapter 11. PG&E’s filing delayed collection of receivables owed to the Crockett facility. In September 2001, PG&E filed a proposed plan of reorganization. Under the terms of the proposed plan, which is subject to challenge by interested parties, unsecured creditors such as NRG’s California affiliates would receive 60 percent of the amounts owed upon approval of the plan. The remaining 40 percent would be paid in negotiable debt with terms from 10 to 30 years. The California PX’s ability to repay its debt is dependent on the extent to which it receives payments from PG&E and Southern California Edison Co. On Dec. 21, 2001, the California bankruptcy court affirmed the Mt. Poso and Crockett power purchase agreements with PG&E and, in respect of the Crockett power purchase agreement, approved a twelve-month repayment schedule of all past due amounts totaling, $49.6 million, plus interest. The first payment of $6.2 million, including accrued interest, was received on Dec. 31, 2001. Through June 2002, Crockett received $24.8 million (excluding interest) from PG&E. The net outstanding amount due from PG&E at June 30, 2002 is $28.6 million.

      NRG’s share of the net amounts owed to West Coast Power by the California Independent System Operator (ISO) and PX totaled approximately $85.1 million as of Dec. 31, 2001, compared with $101.8 million at Dec. 31, 2000. These amounts reflect NRG’s share of total amounts owed to West Coast Power less amounts that are currently treated as disputed revenues and are not recorded as accounts receivable in the financial statements of West Coast Power, and reserves taken against accounts receivable that have been recorded in the financial statements. The decrease is primarily attributed to cash collections from the California ISO during the fourth quarter of 2001. NRG’s share of the net amounts owed to West Coast Power by the California ISO and PX totaled approximately $58.2 million as of June 30, 2002 compared to $85.1 million at Dec. 31, 2001.

      The FERC has set for investigation the justness and reasonableness of the rates of wholesale sellers into the California ISO and PX markets and is making such rates subject to refund effective November 2001. The effect of the FERC’s action is to make certain transactions of PSCo and NRG in California subject to refund. Xcel Energy believes that PSCo’s refund exposure is immaterial. NRG has estimated potential refunds in the calculation of the reserves taken against its related accounts receivable.

      Enron — Xcel Energy, through its subsidiaries (excluding NRG as discussed later), has entered into agreements with Enron and its subsidiaries. However, pursuant to netting/set-off rights provisions of the industry standard agreements that Xcel Energy and Enron have utilized, Xcel Energy generally has a net liability to Enron. Therefore, we will owe Enron termination payments under these agreements for such services. The most significant of these agreements is between Enron and e prime. e prime will owe Enron a termination payment of approximately $12 million, representing the net of a $69-million receivable and an $81-million payable. As a result of the netting/set-off provisions, no provision for loss has been recorded in connection with these transactions agreements. Xcel Energy does not expect a material impact to the results of its operations as a direct result of the bankruptcy filing of Enron.

      During 2001, NRG’s power marketing operation recorded a net after-tax expense of $6.7 million related to Enron’s bankruptcy. This amount includes a $14.2 million, after-tax charge to establish bad debt reserves, which was partially offset by a $7.5-million, after-tax gain on a credit swap agreement entered into as part of NRG’s credit risk management program. NRG has fully provided for its exposure to Enron; however, as with any receivable, NRG will pursue collection of all amounts outstanding through the ordinary course of business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, an Enron subsidiary, NEPCO, is serving as the construction contractor for two of NRG’s greenfield development projects, the Kendall and Nelson projects currently under construction in Illinois. Enron guaranteed NEPCO’s obligations under the construction contracts. To date, the actual construction and engineering work on both projects has continued without disruption, and NRG expects the projects to achieve commercial operations on schedule. NRG believes overall construction costs will increase by no more than $50 million, which represents less than 5 percent of the expected construction costs.

      FERC Investigation — As discussed in Xcel Energy’s Current Report on Form 8-K filed May 24, 2002, on May 8, 2002, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including Xcel Energy and NRG, to respond to data requests, including requests for admissions with respect to certain trading strategies in which the companies may have engaged. The investigation is in response to memoranda prepared by Enron Corporation that detail certain trading strategies engaged in 2000 and 2001. On May 22, 2002, Xcel Energy reported to the FERC that it had not engaged directly in any of the trading strategies identified in the May 8th inquiry. On May 22, 2002, NRG responded that it had not engaged in any trading activities outlined in the FERC request.

      On May 13, 2002, Xcel Energy independently and not in direct response to any regulatory inquiry announced that PSCo had engaged in certain trading transactions, initiated by Reliant Resources, that had immaterial income effects in 1999 and 2000.

      To supplement the May 8th request, on May 21, 2002, the FERC ordered all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash,” “round trip” or “sell/ buyback” trading. On May 31, 2002, Xcel Energy reported to the FERC that it had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

      Xcel Energy did report, as previously announced on May 13, 2002, that PSCo had engaged in a group of transactions in 1999 and 2000 with the trading arm of Reliant Resources in which PSCo bought a quantity of power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, PSCo normally received a small profit. PSCo made a total pretax profit of approximately $110,000 on these transactions. Also, PSCo engaged in one trade with Reliant in which PSCo simultaneously bought and sold power at the same price without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. PSCo engaged in these transactions with Reliant for the proper commercial objective of making a profit. It did not enter into these transactions to inflate volumes or revenues.

      Xcel Energy and PSCo have received subpoenas from the Commodity Futures Trading Commission for documents and other information concerning these so-called “round trip trades” and other trading in electricity and natural gas for the period Jan. 1, 1999 to the present involving Xcel Energy or any of its subsidiaries.

      Xcel Energy also has received a subpoena from the SEC for documents concerning “round trip trades,” as defined in the SEC subpoena, in electricity and natural gas with Reliant Resources, Inc. for the period Jan. 1, 1999, to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy. Based upon accounts in the public press, management believes that similar subpoenas in the same investigations have been served on other industry participants. Xcel Energy and PSCo are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      Tax Matters — The IRS had issued a Notice of Proposed Adjustment proposing to disallow interest expense deductions taken in tax years 1993 through 1997 related to corporate-owned life insurance (COLI) policy loans of PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo. A request for technical advice from the IRS National Office with respect to the proposed adjustment had been pending. Late in 2001, Xcel Energy received a technical advice memorandum from the IRS National Office, which communicated a position adverse to PSRI. Consequently, we expect the IRS examination division to begin the process of disallowing the interest expense deductions for the tax years 1993 through 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      After consultation with tax counsel, it is Xcel Energy’s position that the IRS determination is not supported by the tax law. Based upon this assessment, management continues to believe that the tax deduction of interest expense on the COLI policy loans is in full compliance with the tax law. Therefore, Xcel Energy intends to challenge the IRS determination, which could require several years to reach final resolution. Although the ultimate resolution of this matter is uncertain, management continues to believe the resolution of this matter will not have a material adverse impact on Xcel Energy’s financial position, results of operations or cash flows. For this reason, PSRI has not recorded any provision for income tax or interest expense related to this matter and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years.

      The total disallowance of interest expense deductions for the period of 1993 through 1997, as proposed by the IRS, is approximately $175 million. Additional interest expense deductions for the period 1998 through 2001 are estimated to total approximately $240 million. Should the IRS ultimately prevail on this issue, tax and interest payable through Dec. 31, 2001, would reduce earnings by an estimated $197 million (after tax), or 57 cents per Xcel Energy share.

      Seren — At Dec. 31, 2001, Xcel Energy’s investment in Seren was approximately $232 million. Seren had capitalized $190 million for plant in service and had incurred another $60 million for construction work in progress for these systems. Operations of its broadband communications network in Minnesota and California has resulted in consistent losses. Management currently intends to hold and operate Seren, and believes that no asset impairment exists. Xcel Energy is evaluating the strategic fit of Seren in its business portfolio and may make a decision later in 2002.

      Loy Yang — NRG owns a 25.37-percent interest in Loy Yang Power, which owns and operates the 2,000-megawatt Loy Yang A brown coal-fired thermal power station and the adjacent Loy Yang coal mine located in Victoria, Australia. Energy prices in the Victoria region of the National Electricity Market of Australia into which the Loy Yang facility sells its power have been significantly lower than NRG expected when it acquired its interest in the facility. Prices improved during 2001 resulting in a 14-percent revenue increase. Despite this improvement, a significant unplanned outage, beginning in late December 2001 and expected to last until April 2002, will result in a reduction in 2002 revenues and cash flows. Such reduction may cause the Loy Yang project company to fail its required coverage ratios under its loan agreements during the next 12 months, which would constitute an event of default. In the case of default, the project company’s lenders would be allowed to accelerate the project company’s indebtedness. The ultimate financial impact of the outage is subject to continuing investigation and is also subject to several events, including the receipt and timing of insurance proceeds, the cost and timing of repairs to the damaged unit and electricity market conditions. Project management is actively pursuing each of these options to mitigate the impact of the outage. However, in the event all factors are unfavorable, NRG may be required to either infuse more cash or write off all or a portion of its $250-million investment in this project as a result of such acceleration. In its current circumstances, Loy Yang Power is prohibited by its loan agreements from making equity distributions to the project owners.

      Xcel Energy International — At Dec. 31, 2001, Xcel Energy’s investment in Argentina through Xcel Energy International was $102 million. Given the political and economic climate in Argentina, Xcel Energy continues to closely monitor the investment for asset impairment. Due to the declining value of the Argentine peso, a currency translation adjustment was recorded in the amount of $38 million as an adjustment to Other Comprehensive Income. At Dec. 31, 2001, management intended to hold and operate the investment and believes that no asset impairment exists. Xcel Energy is evaluating the strategic fit of Argentina in its business portfolio and may make a decision later in 2002.

      PUHCA Equity Ratio Limit — In accordance with an order of the SEC granting Xcel Energy authority to finance, Xcel Energy cannot currently issue any securities or guarantees if its common equity ratio is below 30 percent. On Aug. 2, 2002, Xcel Energy filed a proposal with the SEC, seeking authorization to engage in financing transactions at a time when Xcel Energy’s ratio of common equity to total capitalization is less than

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

30 percent. The proposal provided that the common equity of Xcel Energy, as reflected on its most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, be at least 24 percent of total capitalization. In addition, Xcel Energy proposed not to engage in any financing transactions after June 30, 2003, unless at such time Xcel Energy has an equity ratio of at least 30 percent. Xcel Energy expects that any reduction of its common equity ratio below 30 percent would be temporary, as discussed below.

      Xcel Energy is evaluating the business of NRG and its other non-regulated businesses and is considering certain alternatives. Alternatives under consideration by Xcel Energy management will require approval of the board of directors and include the possible sale of selected generating assets of NRG and exiting other non-regulated businesses, which do not fit strategically with Xcel Energy. Xcel Energy may be required to record losses from such sales or divestitures as a result of future board actions prior to the period in which the asset sale occurs. Such losses may result in the common equity of Xcel Energy temporarily falling below 30 percent of its capitalization.

16.	Nuclear Obligations

      Fuel Disposal — NSP-Minnesota is responsible for temporarily storing used or spent nuclear fuel from its nuclear plants. The DOE is responsible for permanently storing spent fuel from NSP-Minnesota’s nuclear plants as well as from other U.S. nuclear plants. NSP-Minnesota has funded its portion of the DOE’s permanent disposal program since 1981. The fuel disposal fees are based on a charge of 0.1 cent per kilowatt-hour sold to customers from nuclear generation. Fuel expense includes DOE fuel disposal assessments of approximately $11 million in 2001 and $12 million in 2000. In total, NSP-Minnesota had paid approximately $296 million to the DOE through Dec. 31, 2001. However, we cannot determine whether the amount and method of the DOE’s assessments to all utilities will be sufficient to fully fund the DOE’s permanent storage or disposal facility.

      The Nuclear Waste Policy Act required the DOE to begin accepting spent nuclear fuel no later than Jan. 31, 1998. In 1996, the DOE notified commercial spent fuel owners of an anticipated delay in accepting spent nuclear fuel by the required date and conceded that a permanent storage or disposal facility will not be available until at least 2010. NSP-Minnesota and other utilities have commenced lawsuits against the DOE to recover damages caused by the DOE’s failure to meet its statutory and contractual obligations.

      NSP-Minnesota has its own temporary on-site storage facilities for spent fuel at its Monticello and Prairie Island nuclear plants. With the dry cask storage facilities approved in 1994, management believes it has adequate storage capacity to continue operation of its Prairie Island nuclear plant until at least 2007. The Monticello nuclear plant has storage capacity to continue operations until 2010. Storage availability to permit operation beyond these dates is not assured at this time. We are investigating all of the alternatives for spent fuel storage until a DOE facility is available, including pursuing the establishment of a private facility for interim storage of spent nuclear fuel as part of a consortium of electric utilities. If on-site temporary storage at Prairie Island reaches approved capacity, we could seek interim storage at this or another contracted private facility, if available.

      Nuclear fuel expense includes payments to the DOE for the decommissioning and decontamination of the DOE’s uranium enrichment facilities. In 1993, NSP-Minnesota recorded the DOE’s initial assessment of $46 million, which is payable in annual installments from 1993 to 2008. NSP-Minnesota is amortizing each installment to expense on a monthly basis. The most recent installment paid in 2001 was $4 million; future installments are subject to inflation adjustments under DOE rules. NSP-Minnesota is obtaining rate recovery of these DOE assessments through the cost-of-energy adjustment clause as the assessments are amortized. Accordingly, we deferred the unamortized assessment of $25 million at Dec. 31, 2001, as a regulatory asset.

      Plant Decommissioning — Decommissioning of NSP-Minnesota’s nuclear facilities is planned for the years 2010-2022, using the prompt dismantlement method. We are currently following industry practice by ratably accruing the costs for decommissioning over the approved cost recovery period and including the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accruals in Accumulated Depreciation. Consequently, the total decommissioning cost obligation and corresponding assets currently are not recorded in Xcel Energy’s financial statements.

      In June 2001, the FASB approved the issuance of SFAS No. 143 — “Accounting for Asset Retirement Obligations.” This statement will require us to record our future nuclear plant decommissioning obligations as a liability at fair value with a corresponding increase to the carrying value of the related long-lived asset. The liability will be increased to its present value each period, and the capitalized cost will be depreciated over the useful life of the related long-lived asset. If at the end of the asset’s useful life, the recorded liability differs from the actual obligations paid, a gain or loss will be recognized at that time.

      SFAS No. 143 will also affect our accrued plant removal costs for other generation, transmission and distribution facilities for our utility subsidiaries. We expect that these costs, which have yet to be estimated, will be reclassified from Accumulated Depreciation to Regulatory Liabilities based on the recoverability of these costs in rates. We plan to adopt SFAS No. 143, as required, on Jan. 1, 2003.

      Consistent with cost recovery in utility customer rates, we record annual decommissioning accruals based on periodic site-specific cost studies and a presumed level of dedicated funding. Cost studies quantify decommissioning costs in current dollars. Funding presumes that current costs will escalate in the future at a rate of 4.35 percent per year. The total estimated decommissioning costs that will ultimately be paid, net of income earned by external trust funds, is currently being accrued using an annuity approach over the approved plant recovery period. This annuity approach uses an assumed rate of return on funding, which is currently 5.5 percent, net of tax, for external funding and approximately 8 percent, net of tax, for internal funding. Unrealized gains on nuclear decommissioning investments are deferred as Regulatory Liabilities based on the assumed offsetting against decommissioning costs in current ratemaking treatment.

      The MPUC last approved NSP-Minnesota’s nuclear decommissioning study and related nuclear plant depreciation capital recovery request in April 2000, using 1999 cost data. Although we expect to operate Prairie Island through the end of each unit’s licensed life, the approved capital recovery would allow for the plant to be fully depreciated, including the accrual and recovery of decommissioning costs, in 2007. This is about seven years earlier than each unit’s licensed life. The approved recovery period for Prairie Island has been reduced because of the uncertainty regarding spent-fuel storage. We believe future decommissioning cost accruals will continue to be recovered in customer rates.

      The total obligation for decommissioning currently is expected to be funded 100 percent by external funds, as approved by the MPUC. Contributions to the external fund started in 1990 and are expected to continue until plant decommissioning begins. The assets held in trusts as of Dec. 31, 2001, primarily consisted of investments in fixed income securities, such as tax-exempt municipal bonds and U.S. government securities that mature in one to 20 years, and common stock of public companies. We plan to reinvest matured securities until decommissioning begins.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At Dec. 31, 2001, NSP-Minnesota had recorded and recovered in rates cumulative decommissioning accruals of $623 million. The following table summarizes the funded status of NSP-Minnesota’s decommissioning obligation at Dec. 31, 2001:

2001

(Thousands
of dollars)
Estimated decommissioning cost obligation from most recently approved study (1999 dollars)	$958,266
Effect of escalating costs to 2001 dollars (at 4.35 percent per year)	85,183

Estimated decommissioning cost obligation in current dollars	1,043,449
Effect of escalating costs to payment date (at 4.35 percent per year)	850,825

Estimated future decommissioning costs (undiscounted)	1,894,274
Effect of discounting obligation (using risk-free interest rate)	(1,016,206)

Discounted decommissioning cost obligation	878,068
Assets held in external decommissioning trust	596,113

Discounted decommissioning obligation in excess of assets currently held in external trust	$281,955

      Decommissioning expenses recognized include the following components:

	2001	2000

	(Thousands of
	dollars)
Annual decommissioning cost accrual reported as depreciation expense:
Externally funded	$51,433	$51,433
Internally funded (including interest costs)	(17,396)	(16,111)
Interest cost on externally funded decommissioning obligation	4,535	5,151
Earnings from external trust funds	(4,535)	(5,151)

Net decommissioning accruals recorded	$34,037	$35,322

      Decommissioning and interest accruals are included with Accumulated Depreciation on the balance sheet. Interest costs and trust earnings associated with externally funded obligations are reported in Other Nonoperating Income on the income statement.

      Negative accruals for internally funded portions in 2000 and 2001 reflect the impacts of the 2000 decommissioning study, which has approved an assumption of 100-percent external funding of future costs. Previous studies assumed a portion was funded internally; beginning in 2000, accruals are reversing the previously accrued internal portion and increasing the external portion prospectively.

17.	Regulatory Assets and Liabilities

      Our regulated businesses prepare their financial statements in accordance with the provisions of SFAS No. 71, as discussed in Note 1 to the Financial Statements. Under SFAS No. 71, regulatory assets and liabilities can be created for amounts that regulators may allow us to collect, or may require us to pay back to customers in future electric and natural gas rates. Any portion of our business that is not regulated cannot use

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 71 accounting. The components of unamortized regulatory assets and liabilities shown on the balance sheet at Dec. 31 were:

		Remaining
	Note Ref.	Amortization Period	2001	2000

		(Thousands of dollars)
AFDC recorded in plant(a)		Plant Lives	$149,591	$159,406
Conservation programs(a)(d)		Up to 5 Years	65,825	52,444
Losses on reacquired debt	1	Term of Related Debt	95,394	85,688
Environmental costs	15, 16	To be determined	20,169	19,372
Unrecovered gas costs(b)	1	1-2 Years	11,316	24,719
Deferred income tax adjustments	1	Mainly Plant Lives	17,799	0
Nuclear decommissioning costs(e)		Up to 8 Years	68,484	82,490
Employees’ postretirement benefits other than pension	10	11 Years	42,942	46,680
Employees’ postemployment benefits	2	2-3 Years	119	23,223
Renewable resource costs		To be determined	17,500	10,500
State commission accounting adjustments(a)		Plant Lives	7,578	7,614
Other		Various	5,725	12,125

Total regulatory assets			$502,442	$524,261

Investment tax credit deferrals			$117,257	$119,060
Unrealized gains from decommissioning investments	16		149,041	171,736
Pension costs-regulatory differences	10		215,687	139,178
Conservation programs(c)			0	40,679
Deferred income tax adjustments			0	12,416
Fuel costs, refunds and other			1,957	11,497

Total regulatory liabilities			$483,942	$494,566

(a)	Earns a return on investment in the ratemaking process. These amounts are amortized consistent with recovery in rates.

(b)	Excludes current portion with expected rate recovery within 12 months of $22 million and $13 million for 2001 and 2000, respectively.

(c)	Represents estimated refund for 1998 incentives; ultimately reversed in 2001.

(d)	2001 amount includes accrued conservation incentives expected to be approved for 2001 and 2000. Due to regulatory uncertainty, such incentives were not accrued in 2000.

(e)	These costs do not relate to NSP-Minnesota’s nuclear plants. They relate to DOE assessments (as discussed previously) and unamortized costs for PSCo’s Fort St. Vrain nuclear plant decommissioning.

18.	Segment and Related Information

      Xcel Energy has the following reportable segments: Electric Utility, Gas Utility and two of its nonregulated energy businesses, NRG and e prime. During February 2001, Xcel Energy reached an agreement to sell the majority of its investment in Yorkshire Power. As a result of this sales agreement, Xcel

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

International (Yorkshire Power was Xcel International’s most significant holding) is no longer a reportable segment. Prior periods have been restated for comparability.

•	Xcel Energy’s Electric Utility generates, transmits and distributes electricity in Minnesota, Wisconsin, Michigan, North Dakota, South Dakota, Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. It also makes sales for resale and provides wholesale transmission service to various entities in the United States. Electric Utility also includes electric trading.

•	Xcel Energy’s Gas Utility transmits, transports, stores and distributes natural gas and propane primarily in portions of Minnesota, Wisconsin, North Dakota, Michigan, Arizona, Colorado and Wyoming.

•	NRG develops, acquires, owns and operates several nonregulated energy-related businesses, including independent power production, commercial and industrial heating and cooling, and energy-related refuse-derived fuel production, both domestically and outside the United States.

•	e prime trades and markets natural gas throughout the United States.

      Revenues from operating segments not included previously are below the necessary quantitative thresholds and are therefore included in the All Other category. Those primarily include a company involved in nonregulated power and natural gas marketing activities throughout the United States; a company that invests in and develops cogeneration and energy-related projects; a company that is engaged in engineering, design construction management and other miscellaneous services; a company engaged in energy consulting, energy efficiency management, conservation programs and mass market services; an affordable housing investment company; a broadband telecommunications company; and several other small companies and businesses.

      To report net income for electric and natural gas utility segments, Xcel Energy must assign or allocate all costs and certain other income. In general, costs are:

•	directly assigned wherever applicable;

•	allocated based on cost causation allocators wherever applicable; and

•	allocated based on a general allocator for all other costs not assigned by the above two methods.

      The accounting policies of the segments are the same as those described in Note 1 to the Financial Statements. Xcel Energy evaluates performance by each legal entity based on profit or loss generated from the product or service provided.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Segments

	Electric					Reconciling	Consolidated
	Utility	Gas Utility	NRG	e prime	All Other	Eliminations	Total

	(Thousands of dollars)
2001
Operating revenues from external customers(a)	$6,463,401	$2,051,199	$2,796,379	$19,607	$373,823	$—	$11,704,409
Intersegment revenues	978	4,501	1,859	—	89,636	(94,544)	2,430
Equity in earnings (losses) of unconsolidated affiliates	—	—	207,684	1,376	7,081	—	216,141

Total revenues	$6,464,379	$2,055,700	$3,005,922	$20,983	$470,540	$(94,544)	$11,922,980

Depreciation and amortization	$617,320	$92,989	$210,941	$247	$26,151	$—	$947,648
Financing costs, mainly interest expense	265,285	49,108	450,716	277	107,855	(52,055)	821,186
Income tax expense (credit)	351,181	41,077	33,207	5,150	(94,162)	—	336,453
Segment income (loss) from continuing operations	$535,182	$81,562	$263,505	$8,547	$(65,426)	$(40,390)	$782,980
Discontinued operations, net of tax	—	—	1,699	—	—	—	1,699
Extraordinary items, net of tax	11,821	—	—	—	(1,534)	—	10,287
Segment net income (loss)	$547,003	$81,562	$265,204	$8,547	$(66,960)	$(40,390)	$794,966

2000
Operating revenues from external customers(a)	$5,704,683	$1,466,478	$2,014,300	$9,979	$189,122	$—	$9,384,562
Intersegment revenues	1,179	5,761	2,256	—	78,419	(84,034)	3,581
Equity in earnings (losses) of unconsolidated affiliates	—	—	141,263	1,203	39,425	—	181,891

Total revenues	$5,705,862	$1,472,239	$2,157,819	$11,182	$306,966	$(84,034)	$9,570,034

Depreciation and amortization	$574,018	$85,353	$123,404	$569	$9,051	$—	$792,395
Financing costs, mainly interest expense	333,512	60,755	295,780	200	65,501	(59,780)	695,968
Income tax expense (credit)	261,942	36,962	92,373	(3,995)	(82,518)	—	304,764
Segment income (loss) from continuing operations	$340,634	$57,911	$181,918	$(6,158)	$(13,925)	$(15,609)	$544,771
Discontinued operations, net of tax	—	—	1,017	—	—	—	1,017
Extraordinary items, net of tax	(18,960)	—	—	—	—	—	(18,960)
Segment net income (loss)	$321,674	$57,911	$182,935	$(6,158)	$(13,925)	$(15,609)	$526,828

(a)	All operating revenues are from external customers located in the United States, except $757 million and $290 million of NRG operating revenues in 2001 and 2000, respectively, which came from external customers outside of the United States. However, Xcel Energy International and NRG also have significant equity investments for nonregulated projects outside the United States. NRG’s equity in earnings of unconsolidated affiliates, primarily independent power projects, includes $53.2 million in 2001 and $18.4 million in 2000 from nonregulated projects located outside of the United States. NRG’s equity investments in projects outside of the United States were $519 million in 2001 and $566 million in 2000. All Other equity in earnings of unconsolidated affiliates includes $1 million in 2001 and $35.3 million in 2000 from outside of the United States, primarily related to Yorkshire Power. All Other equity investments and projects outside of the United States were $36.9 million in 2001 and $383 million in 2000. In addition, NRG’s wholly owned foreign assets ($2.8 billion in 2001 and $796 million in 2000) contributed earnings of $47.5 million in 2001 and $29.1 million in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Subsequent Events — Discontinued Operations

      In June 2002, the Bulo Bulo and Collinsville projects were classified as held for sale pursuant to the requirements of SFAS No. 144. SFAS No. 144 requires that assets held for sale to be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. NRG recorded a write-down of $13.8 million (pre-tax) in June 2002 related to the two projects and reported the projects as discontinued operations in its quarterly report on Form 10-Q for the quarter ended June 30, 2002. Accordingly, 2001 and 2000 consolidated statements of income have been adjusted to report the projects as discontinued operations in the accompanying financial statements. The following is a summary of the components of discontinued operations (in thousands):

	Year Ended Dec. 31,

	2001	2000

Operating Revenues	$7,623	$1,280
Operating & Other Expenses	(5,654)	(162)

Income before taxes	1,969	1,118
Income tax expense	(270)	(101)

Net income from discontinued operations	$1,699	$1,017

      The Xcel Energy consolidated balance sheet was not adjusted for discontinued operations due to the relative immateriality of the assets and liabilities held for sale. The table below illustrates the amounts that could have been reclassified:

	Dec. 31

	2001	2000

	(Thousands of dollars)
Total current assets held for sale	$11,836	$837
Total noncurrent assets held for sale	73,770	4,480
Total current liabilities held for sale	(20,901)	(291)
Total noncurrent liabilities held for sale	(10,753)	—

Net assets held for sale	$53,952	$5,026

20. Summarized Quarterly Financial Data (Unaudited)

	Quarter Ended

	March 31, 2001	June 30, 2001(a)	Sept. 30, 2001	Dec. 31, 2001(a)

	(Thousands of dollars, except per share amounts)
Revenue	$3,312,919	$2,860,394	$3,081,281	$2,668,386
Operating income(c)	492,030	433,249	656,891	370,261
Income from continuing operations	209,067	167,504	271,788	134,621
Income (loss) from discontinued operations	243	353	1,115	(12)
Income before extraordinary items	209,310	167,857	272,903	134,609
Extraordinary items	0	0	0	10,287
Net income	209,310	167,857	272,903	144,896
Earnings available for common shareholders	208,250	166,797	271,843	143,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended

	March 31, 2001	June 30, 2001(a)	Sept. 30, 2001	Dec. 31, 2001(a)

	(Thousands of dollars, except per share amounts)
Earnings per share from continuing operations:
Basic	$0.61	$0.49	$0.79	$0.39
Diluted	$0.61	$0.49	$0.79	$0.38
Earnings per share — discontinued operations:
Basic & Diluted	$0.00	$0.00	$0.00	$0.00
Earnings per share before extraordinary items:
Basic	$0.61	$0.49	$0.79	$0.39
Diluted	$0.61	$0.49	$0.79	$0.38
Earnings per share — extraordinary items:
Basic & Diluted	$0.00	$0.00	$0.00	$0.03
Earnings per share after extraordinary items:
Basic	$0.61	$0.49	$0.79	$0.42
Diluted	$0.61	$0.49	$0.79	$0.41

	Quarter Ended

	March 31, 2000	June 30, 2000	Sept. 30, 2000(b)	Dec. 31, 2000(b)

	(Thousands of dollars, except per share amounts)
Revenue	$2,112,236	$2,106,860	$2,545,054	$2,805,884
Operating income(c)	361,440	429,459	402,259	374,195
Income from continuing operations	153,089	156,514	97,640	137,528
Income from discontinued operations	242	227	276	272
Income before extraordinary items	153,331	156,741	97,916	137,800
Extraordinary items	0	(13,658)	(5,302)	0
Net income	153,331	143,083	92,614	137,800
Earnings available for common shareholders	152,271	142,022	91,554	136,740
Earnings per share from continuing operations:
Basic	$0.45	$0.46	$0.29	$0.40
Diluted	$0.45	$0.46	$0.29	$0.40
Earnings per share — discontinued operations:
Basic & Diluted	$0.00	$0.00	$0.00	$0.00
Earnings per share before extraordinary items:
Basic	$0.45	$0.46	$0.29	$0.40
Diluted	$0.45	$0.46	$0.29	$0.40
Earnings per share — extraordinary items:
Basic & Diluted	$0.00	$(0.04)	$(0.02)	$0.00
Earnings per share after extraordinary items:
Basic	$0.45	$0.42	$0.27	$0.40
Diluted	$0.45	$0.42	$0.27	$0.40

(a)	2001 results include special charges and unusual items in the second and fourth quarters, as discussed in Notes 2 and 17 to the Financial Statements. Second quarter results were increased by $41 million, or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7 cents per share, for conservation incentive adjustments, and decreased by $23 million, or 4 cents per share, for a special charge related to postemployment benefits. Fourth quarter results were decreased by $39 million, or 7 cents per share, for a special charge related to employee restaffing costs.

(b)	2000 results include special charges related to merger costs and strategic alignment, as discussed in Note 2 to the Financial Statements. Third quarter results were reduced by approximately $201 million, or 43 cents per share. Fourth quarter results were reduced by approximately $40 million, or 9 cents per share.

(c)	Certain items in the 2000 and 2001 quarterly income statements have been reclassified to conform to the 2001 annual presentation. These reclassifications, primarily related to items formerly presented as nonoperating revenues and expenses, had no effect on net income or earnings per share.

21.     Subsequent Events — NRG Going Concern Issues

Credit Ratings

      In December 2001, Moody’s placed NRG’s long-term senior unsecured debt rating on review for downgrade. In July 2002, NRG’s credit rating was downgraded below investment grade. On July 26, 2002, Standard & Poor’s Ratings Services announced it had lowered NRG’s corporate credit rating to BB. The secured NRG Energy Northeast Generating LLC bonds and the NRG Energy South Central Generating LLC bonds were also lowered to BB. The senior unsecured bonds of NRG were lowered to B-plus. All of the NRG debt issues and the corporate credit rating were placed on “credit watch” with negative implications. On July 29, 2002, Moody’s Investors Service lowered NRG’s senior unsecured debt rating from Baa3 to B1 and assigned a Senior Implied rating of Ba3 to NRG. On Aug. 7, 2002, Standard & Poor’s Ratings Services lowered the corporate credit rating of NRG to B-plus from double BB, stating the rating now reflects NRG’s stand-alone credit quality. On Sept. 5, 2002, Moody’s Investors Service lowered NRG’s senior unsecured debt rating from B1 to Caa1 and assigned a Senior Implied rating of B3 to NRG. The secured NRG Energy Northeast Generating LLC bonds and the NRG Energy South Central Generating LLC bonds were also lowered to B3. Finally, the secured LSP Energy Limited Partnership bonds were lowered to B1. Other debt issuances were placed under review for possible downgrade. NRG’s rating remains on Credit Watch with negative implications.

      The downgrade in NRG’s credit ratings has resulted in increased collateral requirements in 2002, as discussed later.

Liquidity Issues

      In 2002, NRG has been experiencing some volatility in its funding sources due largely to the credit issues, as described previously.

      NRG’s operating cash flows have been impacted by lower operating margins as a result of low power pool prices since mid-2001. Seasonal variations in demand and market volatility in prices are not unusual in the independent power sector, and NRG does normally experience higher margins in peak summer periods and lower margins in non-peak periods. NRG has also incurred significant amounts of debt to finance its acquisitions in the past several years, and the servicing of interest and principal repayments from such financing is largely dependent on domestic project cash flows. With a successful financial improvement plan for NRG, management expects to improve operating cash flow by lowering financing costs (due to reduction in NRG’s debt levels from application of asset sale proceeds) and lowering operating costs (due to cost reductions from combining portions of NRG’s business activities with Xcel Energy’s). However, asset sales may have a partially mitigating effect on operating cash flows as the projects are sold. In addition, the credit contingencies being faced by NRG may limit the ability to distribute project cash flows and use such funds to service NRG corporate debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Since December 2001, NRG’s access to short-term capital has deteriorated significantly due to tightening credit standards for the independent power sector as a whole. The downgrade of NRG’s credit ratings below investment grade in July 2002 has resulted in cash collateral requirements as discussed later. In addition, lower credit ratings will increase the relative cost of NRG’s capital financing compared to historical levels.

      Collateral Requirements. NRG has significant amounts debt and other obligations that currently require that they be supported with letters of credit or cash collateral within 5 to 30 days of a ratings downgrade by Moody’s or Standard & Poor’s.

      As a result of the recent downgrades, NRG estimates that it will be required to post collateral ranging from $1.1 billion to $1.3 billion. Of the collateral to be posted, approximately $215 million is required to fund debt service reserve and other guarantees at the project level, $75 million is required to fund trading operations, $10 million is required to fund remaining equity commitments to complete construction of the Brazos Valley plant in Texas; and between $825 million and $975 million is required to fund equity guarantees associated with the $2 billion construction and acquisition revolver depending on various options being pursued. NRG is working with its lenders to obtain waivers to delay the posting of this collateral until the fourth quarter of 2002. To date NRG has been successful in working with its lenders concerning these issues. NRG obtained waivers to delay the posting of the remaining collateral until Sept. 13, 2002.

      NRG may be unable to post the required collateral by Sept. 13, 2002, or delay the posting requirement by obtaining waivers. The failure to post the required collateral will result in defaults unless waivers are extended. If NRG is unable to obtain waivers or modifications of these collateral requirements and the underlying obligations are accelerated, NRG would need to refinance or restructure its obligations and, if unsuccessful in these efforts, to consider all other options including a restructuring under the bankruptcy laws, as discussed later. Pending the resolution of NRG credit and liquidity contingencies and the timing of possible asset sales, $4.0 billion of NRG’s long-term debt obligations at Dec. 31, 2001 may be callable by lenders under the terms and conditions of the agreements.

      In addition to the collateral requirements, NRG must continue to meet its ongoing operational and construction funding requirements. Since NRG’s downgrade, its cost of borrowing and access to the capital markets has deteriorated significantly. As a consequence, NRG is developing an updated business plan and evaluating its options with respect to the continuation and funding of its ongoing construction projects. NRG is also continuously re-evaluating its asset sale program to maximize its net proceeds, given current market conditions. NRG believes that its current funding requirements under its already reduced construction program may be unsustainable given the difficulties involved in raising cash through the capital markets and the uncertainties involved in obtaining additional equity funding from Xcel Energy. NRG and Xcel Energy have retained financial advisors to help work through these liquidity issues in an effort to avoid defaults on NRG debt and other obligations. Because only a short amount of time has passed since NRG was downgraded, NRG is unsure as to the resolution of all issues. NRG’s initial priorities are obtaining waivers or delay of its collateral calls and avoiding the acceleration of its debt obligations. Once these collateral issues are resolved and additional decisions relating to asset sales are made, NRG plans to finalize a revised business plan in respect of ongoing operations of NRG.

      Assuming the waiver of cash collateral requirements, and with aggressive cost management, near term asset sales, selective cost deferrals and the application of other viable liquidity stabilization measures, NRG expects to have cash available for operations until Oct. 31, 2002. This forecast does not assume further investment by Xcel Energy or modification of NRG’s current debt obligations.

      At the present time and based on conversations with various lenders, Xcel Energy management does not believe the appropriate course of action would be filing by NRG to seek relief under the bankruptcy laws. Rather it believes that the implementation of its plans for NRG, coupled with waivers from lenders is the appropriate course of action to restore NRG’s financial strength. In the event that NRG is unable to work through the issues as described above and is unable to obtain adequate financing on terms acceptable to NRG,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

there would be substantial doubt as to NRG’s ability to continue as a going concern. NRG’s inability to obtain timely waivers and avoid defaults on their credit obligations could lead to involuntary bankruptcy proceedings at NRG.

      Obligations and Commitments. The following is a table outlining the current status of the projects that NRG has under construction and an estimate of the expected costs to be incurred through 2004 for such projects. As previously disclosed, NRG is reevaluating its commitments under these agreements and over the remainder of 2002 will be making determinations as to which projects will be disposed of or abandoned.

	July - Dec.	2003	2004
	2002	Forecasted	Forecasted
	Forecasted	Capital	Capital
	Expenditures	Expenditures	Expenditures
Project (Unaudited)	(in millions)	(in millions)	(in millions)	Status

Bayou Cove	$15			3 of 4 Units Complete
Brazos Valley	$48	$32		In Construction
Itiquira	$26			In Construction
Flinders	$24			In Construction
Nelson	$132	$154		In Construction
Pike	$76			Pending Sale
Rockford II	$11			Substantially Completed
Meriden	$50	$36	$35	Delayed
Kendall	$35			Substantially Completed
Other Construction and Turbine Expenditures	$127	$143	$85

Total	$544	$365	$120

      LSP Pike Energy, LLC — In response to its credit rating downgrade in July 2002, NRG has been evaluating its ability and willingness to meet capital requirements for projects under construction given potentially limited financing capabilities.

      On Aug. 4, 2002, The Shaw Group and NRG tentatively entered into an agreement for the sale of NRG’s interest in LSP Pike Energy, LLC (Pike) in exchange for $43 million of cash and the forgiveness of approximately $75 million owed to The Shaw Group as contractor for Pike. In addition to the cash received, the sale of the Pike project is expected to improve NRG’s liquidity position by reducing its ongoing construction funding needs by approximately $142 million in 2002 through 2003.

      The Pike project is a 1,200-megawatt combined cycle gas turbine plant currently under construction in Mississippi. Construction is approximately one-third completed. The sale of the Pike project to Shaw would include all assets, free of all liens, and would require the consent of all construction lenders and General Electric, which holds a lien against the turbines. In addition, the Xcel Energy board of directors must approve the transaction. None of these required approvals has yet been received.

      NRG’s construction lenders have been unwilling to provide the consent required under the letter of intent. However, as they have not rejected the offer outright, NRG is working with lenders under the terms of the letter of intent in order to secure lender approval.

      Assuming all required consents and approvals are received, completion of the sale to Shaw would result in an estimated pretax loss of approximately $500 million. In addition, NRG is responsible for the repayment of related debt of $294 million and a turbine payment of approximately $50 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      NRG has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to its capital expenditure programs. The following is a summarized table of contractual obligations.

	Payments due by period as of June 30, 2002 (In thousands)

Contractual Cash Obligations (Unaudited)	Total	Short Term	1-3 Years	4-5 Years	After 5 years

Long term debt	$8,615,504	$459,158	$274,914	$2,052,963	$5,828,469
Capital lease obligations	557,256	25,031	45,010	45,010	442,205
Operating leases	87,779	10,742	19,111	16,311	41,615
Short term debt	1,020,409	1,020,409	—	—	—

Total contractual cash obligations	$10,280,948	$1,515,340	$339,035	$2,114,284	$6,312,289

	Amount of commitment expiration per period
	As of June 30, 2002 (In thousands)

	Total Amounts
Other Commercial Commitments (Unaudited)	Committed	Short Term	1-3 Years	4-5 Years	After 5 years

Lines of credit	$2,075,100	$1,000,000	$—	$—	$1,075,100
Stand by letters of credit	179,759	179,759	—	—	—
Guarantees	805,406	210,390	89,803	105,593	399,620

Total commercial commitments	$3,060,265	$1,390,149	$89,803	$105,593	$1,474,720

      FirstEnergy Assets — NRG signed purchase agreements in 2001 to acquire or lease a portfolio of generating assets from FirstEnergy Corporation. Under the terms of the agreements, NRG agreed to pay approximately $1.6 billion for four primarily coal-fueled generating stations.

      On July 2, 2002, the FERC issued an order approving the transfer of FirstEnergy generating assets to NRG; however, the FERC conditioned the approval on NRG’s assumption of FirstEnergy’s obligations under a separate agreement between FirstEnergy and the City of Cleveland. These conditions require FirstEnergy to protect the City of Cleveland in the event the generating assets are taken out of service. On July 16, 2002, the FERC clarified that the condition requires NRG to provide notice to the City of Cleveland and FirstEnergy if the generating assets are taken out of service and that other obligations remain with FirstEnergy.

      On Aug. 8, 2002, FirstEnergy notified NRG that the agreements regarding the transfer of generating assets from FirstEnergy to NRG had been cancelled. FirstEnergy cited the reason for canceling the agreements as an alleged anticipatory breach of certain obligations in the agreements by NRG. FirstEnergy also notified NRG that it is reserving the right to pursue legal action against NRG and Xcel Energy for damages, based on the alleged anticipatory breach. NRG continues to evaluate the implications of the cancellation and its potential exposure.

      Project Debt Service — Substantially all of NRG’s operations are conducted by project subsidiaries and project affiliates. NRG’s cash flow and ability to service corporate-level indebtedness when due is dependent upon receipt of cash dividends and distributions or other transfers from NRG’s projects subsidiaries and project affiliates. The debt agreements of NRG’s subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG. As of June 30, 2002, six of NRG’s subsidiaries and project affiliates are restricted from making cash payments to NRG. Loy Yang, Killingholme, Energy Center Kladno, LSP Energy (Batesville) and Louisiana Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG; Crockett Cogeneration is limited in its ability to make distributions to NRG and its other partners.

      NRG believes the situations at Louisiana Generating, Energy Center Kladno, Batesville and Killingholme do not create an event of default and do not permit the lenders to accelerate the project financings. The forced outage of one 500-megawatt unit at Loy Yang, combined with current market prices, may lead to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an event of default and the possible acceleration of the Loy Yang project debt in the fourth quarter of 2002. The unit has been repaired and, if insurance claims are paid and forecasted revenues and costs are achieved, default is expected to be avoided. If an event of default were to occur at one or more of the projects and any accelerated financings were not paid, the project lenders could foreclose on the projects in question and NRG could lose its equity investment in the projects. NRG’s equity investment in these six projects was approximately $1.1 billion at June 30, 2002.

      Other Covenants and Compliance — The bankruptcy of Pacific Gas & Electric (PG&E) creates the potential for a covenant default that would result in the acceleration of the debt at Crockett if not resolved with the lenders. Management has engaged in active discussions with the lenders of Crockett since PG&E filed for bankruptcy in April 2001; additionally, Crockett is being paid each month by PG&E since the bankruptcy filing. PG&E and the Bankruptcy Court have affirmed the long-term power purchase agreement and PG&E is paying down the outstanding receivable over a 12-month period ending Dec. 1, 2002. Thus NRG believes that an acceleration of the Crockett debt is unlikely. However, as of Dec. 31, 2001, NRG has reflected the entire balance of the Crockett debt as a current obligation of $234.5 million.

      In May 2002, NRG’s indirect wholly owned subsidiary, LSP-Kendall Energy, LLC received a notice of default from Societe Generale, the administrative agent under LSP-Kendall’s Credit and Reimbursement Agreement dated Nov. 12, 1999. The notice asserted that an event of default had occurred under the Credit and Reimbursement Agreement as a result of liens filed against the Kendall project by various subcontractors. In consideration of NRG’s indemnification of LSP-Kendall, the administrative agent and the lenders to the Kendall project from any claims or damages relating to these liens or any dispute or action involving the project’s EPC contractor pursuant to an Indemnity Agreement dated as of June 28, 2002, the administrative agent, with the consent of the required lenders under the Credit and Reimbursement Agreement, withdrew the notice of default and waived any default or event of default described therein.

      2002 Financing Activities — During the second quarter of 2002, NRG’s $125-million syndicated letter of credit facility was amended to incorporate the same covenant revisions and other amendments that had previously been made to the terms and conditions of NRG’s $1-billion revolving credit facility, including the addition of an interest coverage ratio covenant.

      In March 2002, NRG’s $500 million recourse revolving credit facility matured and was replaced with a $1.0 billion 364-day revolving line of credit, which terminates on March 7, 2003. The facility is unsecured and provides for borrowings of “Base Rate Loans” and “Eurocurrency Loans”. The Base Rate Loans bear interest at the greater of the Administrative Agent’s prime rate or the sum of the prevailing per annum rates for overnight funds plus 0.5 percent per annum, plus an additional margin which varies from 0.375 percent to 0.50 percent based upon NRG’s utilization of the facility and its then-current senior debt credit rating. The Eurocurrency loans bear interest at an adjusted rate based on LIBOR plus an adjustment percentage, which varies depending on NRG’s senior debt credit rating and the amount outstanding under the facility. The credit agreement for this facility was amended in April 2002 to revise the interest coverage ratio covenant. As amended, the covenant requires NRG to maintain a minimum interest coverage ratio of 1.75 to 1, as determined at the end of each fiscal quarter. The facility contains additional covenants that, among other things, restrict the incurrence of liens and require NRG to maintain a net worth of at least $1.5 billion plus 25 percent of NRG’s consolidated net income from Jan. 1, 2002 through the determination date. In addition, NRG must maintain a debt to capitalization ratio of not more than 0.68 to 1.00 as defined in the credit agreement. The failure to comply with any of these covenants would be an Event of Default under the terms of the credit agreement. Based on current forecasts, NRG believes that, unless the covenant is waived, it is likely that it will breach the minimum interest coverage ratio when the Sept. 30, 2002 calculation is performed. At

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2002, NRG had a $1.0 billion outstanding balance under this credit facility. As of June 30, 2002, the weighted average interest rate on such outstanding advances was 3.38 percent per year.

      As of Dec. 31, 2001, NRG, through its wholly owned subsidiary, NRG Energy South Central Generating LLC, had outstanding approximately $40 million under a project level, non-recourse revolving credit agreement scheduled to mature in March 2002. In March 2002, the facility was renewed for an additional 90 days, with substantially similar terms and conditions. In June 2002, this facility was paid off and was not renewed.

      In February 2002, NRG issued a $300 million subordinated convertible note to its majority shareholder, Xcel Energy, to evidence a loan from Xcel Energy to NRG in the amount of $300 million. The $300 million subordinated convertible note bore interest at a per annum rate equal to 30-day LIBOR plus 0.90 percent. Payments on unpaid principal, together with interest, were due quarterly in arrears, NRG did not make any payments of principal or interest on the note. In April and May 2002, NRG issued an additional $300 million of subordinated convertible notes to Xcel Energy, to evidence further loans from Xcel Energy to NRG. As of June 30, 2002, NRG has received $500 million under these loans. In June 2002, Xcel Energy cancelled these notes effectively converting them, including accrued interest into permanent equity.

      In June 2002, NRG Peaker Finance Company LLC (NRG Peaker), an indirect wholly owned subsidiary of NRG, completed the issuance of $325 million of Series A Floating Rate Senior Secured Bonds due 2019. The bonds bear interest at a floating rate equal to three-months USD-LIBOR—BBA plus 1.07 percent. Interest on the bonds is payable on March 10, June 10, September 10 and December 10 of each year, commencing on Sept. 10, 2002. Scheduled principal payments of $5.6 million, $8.0 million, $10.5 million, $4.3 million, $6.8 million, $11.2 million and $278.6 million are due on Dec. 10 of 2002, 2003, 2004, 2005, 2006, 2007 and thereafter through June 2019, respectively. The final scheduled repayment of principal will be made on June 10, 2019. The bonds may be redeemed at any time prior to maturity at a price that, in certain circumstances, will include a redemption premium. The initial bond proceeds of $250 million were used to make loans to affiliates which own natural-gas fired “peaker” electric generating projects located in either Louisiana or Illinois. The project owners used the proceeds of the loans to (1) reimburse NRG for construction and/or acquisition costs for the peaker projects previously paid by NRG, (2) pay to XL Capital Assurance (XLCA) the premium for the Bond Policy, (3) provide funds to NRG Peaker to collateralize a portion of NRG’s contingent guaranty obligations and (4) pay transaction costs incurred in connection with the offering of the bonds (including reimbursement of NRG for the portion of such costs previously paid by NRG). The Bond Policy is a financial guaranty insurance policy that unconditionally and irrevocably guaranties payment of scheduled principal and interest payments on the Bonds. The Bond Policy does not, however, guaranty the payment of principal of or interest on the bonds prior to the applicable scheduled payment dates, unless XLCA elects to make such payments. The bonds are secured by a pledge of membership interests in NRG Peaker and a security interest in all of its assets, which initially consist of notes evidencing loans to the affiliate project owners. The project owners’ jointly and severally guaranty the entire principal amount of the bonds and interest on such principal amount. The project owner guaranties are secured by a pledge of the membership interest in three of five project owners and a security interest in substantially all of the project owners’ assets related to the peaker projects, including equipment, real property rights, contracts and permits. NRG has entered into a contingent guaranty agreement in favor of the collateral agent for the benefit of the secured parties, under which it agreed to make payments to cover scheduled principal and interest payments on the bonds and regularly scheduled payments under the interest rate swap agreement, to the extent that the net revenues from the peaker projects are insufficient to make such payments, in specified circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      NRG Peaker has also entered into an interest rate swap agreement pursuant to which it agreed to make fixed rate interest payments and receive floating rate interest payments. The interest rate swap counter-party will have a security interest in the collateral for the bonds and the collateral for the project owner guaranties. Net payments to be made by NRG Peaker under the interest rate swap agreement will be guaranteed pursuant to a separate financial guaranty insurance policy, the issuer of which will have a security interest in the collateral for the bonds and the collateral for the project owner guaranties.

      In July 2002, NRG Energy Center, an indirect wholly owned subsidiary of NRG, entered into an agreement allowing it to issue senior secured promissory notes in the aggregate principal amount of up to $150 million. In July 2002, under this agreement, NRG Energy Center, Inc. issued $75 million of bonds in a private placement. Two series of notes were issued in July 2002, the $55 million Series A-Notes dated July 3, 2002, which matures on Aug. 1, 2017 and bears an interest rate of 7.25 percent per annum and the $20 million Series B-Notes dated July 3, 2002, which matures on Aug. 1, 2017 and bears an interest rate of 7.12 percent per annum. NRG Thermal Corporation, a wholly owned subsidiary of NRG, which owns 100 percent of NRG Energy Center, pledged its interests in all of its district heating and cooling investments throughout the United States as collateral.

Financial Improvement Plan

      In response to tightening credit standards experienced by NRG and the independent power production sector, on Feb. 17, 2002, Xcel Energy announced a financial improvement plan for NRG. The announced plan included an initial step of acquiring 100 percent of NRG through a tender offer to exchange all of the outstanding shares of NRG common stock with Xcel Energy common shares. In addition, the plan included:

•	financial support to NRG from Xcel Energy;

•	marketing certain NRG generating assets for possible sale;

•	canceling and deferring capital spending for NRG projects; and

•	combining certain NRG functions with Xcel Energy’s system and organization.

      Xcel Energy Support — On June 3, 2002, Xcel Energy completed its exchange offer for the 26 percent of NRG’s shares that had been previously publicly held. Xcel Energy offered NRG shareholders 0.50 shares of Xcel Energy common stock for each outstanding share of NRG common stock. As part of its exchange offer, Xcel Energy committed to take aggressive steps to strengthen NRG’s balance sheet and eliminate overhead costs associated with running NRG as an independent company. Through June 30, 2002, Xcel Energy provided NRG with $500 million of cash infusions. Under PUHCA limitations, as of June 30, 2002, Xcel Energy could invest an additional $400 million into NRG. In May 2002, Xcel Energy and NRG entered into a support and capital subscription agreement pursuant to which Xcel Energy agreed, under certain circumstances, to provide up to $300 million to NRG. Xcel Energy has not, to date, provided funds to NRG under this agreement. Xcel Energy currently is evaluating the circumstances under which it would make any further investment in NRG.

      Asset Marketing — In the first quarter of 2002, management identified NRG assets and groups of assets to be marketed for sale. The assets are being marketed in four regional bundles: Latin America, the United Kingdom, Continental Europe and Asia-Pacific. Select North American assets, including those in the South Central United States, have also been identified for potential sale.

      In the second quarter of 2002, invitations were sent to prospective bidders on such assets, with indicative bids due during June 2002. Xcel Energy management reviewed the results of the indicative bids received with the Xcel Energy board of directors and discussed the process by which assets would be considered,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recommended, and approved for sale. The board determined at their August 2002 meeting that NRG’s Board of Directors approval was necessary for material asset sales. NRG’s Board of Directors is comprised of Xcel Energy senior management.

      The remaining asset-marketing timetable for 2002 and 2003 is generally as follows:

•	Final bids were received in August 2002;

•	Negotiation of sale and purchase agreements is expected in September 2002; and

•	Financial close is expected to be completed in September-December 2002, with financial close of some projects in the first half of 2003.

      Several projects have an accelerated sales timetable. At the NRG June 2002 board meeting, one material NRG asset sale (Bulo Bulo) was approved. One additional project, which was not a material asset sale (Collinsville), was classified as held for sale in the second quarter of 2002. In addition, it is expected that several other sales of small NRG assets will be completed during the third quarter of 2002.

      Indicative bids received and discussed with the Xcel Energy board in June 2002 for NRG’s international projects, if ultimately proceeding to a sale at the bid price, would generate net proceeds of approximately $800 million to $1.3 billion of cash, compared with a book value (of equity investments in such projects) of approximately $1.5 billion resulting in material losses. While bids for certain NRG domestic projects were not presented in detail to the Xcel Energy Board at their June meeting, management anticipates that bids on domestic projects could generate an additional $500 million to $900 million of cash from sale proceeds. Material losses could also result from the sale of domestic projects. Proceeds from asset sales are expected to be used to pay down debt at NRG.

      Because it is not known at this time which sales of projects the NRG Board of Directors will approve, nearly all NRG assets being marketed are not currently considered “held for sale.” For projects ultimately determined to be held for sale, any excess of carrying value of the project assets over fair value would need to be recognized as a loss at the time the board commits to a plan to sell.

      In assessing any potential impairment issues associated with NRG assets being marketed for sale, NRG considered these assets to be held for use until final approval of the NRG Board of Directors is completed for the respective NRG asset sales.

      Differences between indicative bids and the carrying value of the respective NRG assets being marketed can be attributed to the economic downturn in the independent power market as well as other recent negative developments in the energy industry in general. Management does not believe these bids are indicative of the fair value of the NRG assets under a held for use model. Since the assets are considered held for use, NRG has reviewed the carrying value of the assets being marketed for sale pursuant to the guidance in SFAS No. 144. That model compares expected undiscounted cash flows from operations of the assets to their carrying values. NRG concluded that no impairment losses should be recognized pursuant to SFAS No. 144 at June 30, 2002.

      Capital Spending — NRG has reviewed its construction program and significantly revised its capital expenditure forecast. The new forecast reflects a reduction in NRG construction spending of approximately $1.0 billion in 2003 and $1.3 billion in 2004 (See Note 15). In addition, NRG’s acquisition expenditures are also expected to be reduced. The Conectiv acquisition originally scheduled for 2002 has been canceled. The FirstEnergy acquisition planned for 2002 has been canceled by FirstEnergy due to the alleged anticipatory breach of the related purchase agreement of NRG.

      Other Activities — Management changes have occurred at NRG. Xcel Energy and NRG have begun to combine portions of NRG’s energy marketing and power plant management functions with corresponding Xcel Energy functions. In addition, NRG’s corporate and administrative support functions are also being combined into comparable areas of Xcel Energy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the second quarter of 2002, NRG expensed a pretax charge of $20 million, or 4 cents per share, for severance costs associated with employees who had been terminated as of June 30, 2002. Additional charges are expected to be expensed in the future, as further actions are taken, but are not determinable at this time.

Xcel Energy Impacts

      Xcel Energy does not believe that the ultimate resolution of NRG’s going concern uncertainty will affect Xcel Energy’s ability to continue as a going concern. Xcel Energy is not dependent on cash flows from NRG, nor is Xcel Energy contingently liable to creditors of NRG in an amount material to Xcel Energy’s liquidity. Xcel Energy believes that its cash flows from regulated operations and current financing capabilities will be sufficient to fund its non-NRG related operating, investing and financing requirements. Beyond these sources of liquidity, Xcel Energy believes it has access to additional debt and equity financing, including the ability to renew its $400 million line of credit which expires in November 2002, and such access is not conditioned upon the outcome of its NRG financial improvement plan.